UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Kraton Performance Polymers, Inc.

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2016	Notice of Annual General Meeting of Stockholders and Proxy Statement

KRATON PERFORMANCE POLYMERS, INC.
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032
To Our Stockholders:
We are pleased to invite you to attend the Annual Meeting of Stockholders of Kraton Performance Polymers, Inc., which will be held Wednesday, May 18, 2016, at 1:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting.
It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in our proxy statement.
On behalf of management and the board of directors, we thank you for your continued interest in Kraton Performance Polymers, Inc.

Sincerely,

Kevin M. Fogarty,
President and Chief Executive Officer

HOUSTON, TEXAS
April 8, 2016

KRATON PERFORMANCE POLYMERS, INC.
15710 John F. Kennedy Boulevard, Suite 300
Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 18, 2016, at 1:00 p.m. central time

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kraton Performance Polymers, Inc. (the “Annual Meeting”) will be held on Wednesday, May 18, 2016, at 1:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 for the following purposes:

1.	To elect three Class I directors, each to serve for a three-year term and until a successor is duly elected and qualified;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2016 fiscal year;

4.	To approve the Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan;

5.	To approve the material terms of the performance goals for purposes of Section 162(m) of the Internal Revenue Code; and

6.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.
Our board of directors fixed the close of business on March 21, 2016 as the record date for determining our stockholders who are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of ten days prior to the Annual Meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
We plan to commence mailing a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (our “2015 Annual Report”), via the Internet and to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2015 Annual Report, Notice of Internet Availability of Proxy Materials and proxy card are first being made available online on or about April 8, 2016.

By Order of the Board of Directors of Kraton Performance Polymers, Inc.,

James L. Simmons,
Vice President, General Counsel and Corporate Secretary
HOUSTON, TEXAS
April 8, 2016

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

PROXY STATEMENT SUMMARY

This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the more detailed information included elsewhere in our proxy statement. This summary does not contain all of the information you should consider before voting, and you should read the entire proxy statement before voting. References to “Kraton,” “we,” “us,” “our,” or the “company” refer to Kraton Performance Polymers, Inc., and as the context requires, our direct and indirect subsidiaries.
Annual Meeting Information

•	Time and Date: Wednesday, May 18, 2016, at 1:00 p.m., central time

•	Location: The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032

•	Record Date: March 21, 2016
Proposals and Board Voting Recommendations

Proposal	Board Recommendation	Page
Election of Class I Directors	FOR each nominee	11
Advisory Vote on Executive Compensation	FOR	62
Ratification of Independent Registered Public Accounting Firm	FOR	65
Approval of our 2016 Equity and Cash Incentive Plan	FOR	67
Approval of the performance goals for purposes of Section 162(m) of the Internal Revenue Code	FOR	74
Director Nominees
We are asking you to vote for the election of each of our three Class I directors. Detailed information about each director can be found in “Proposal 1 - Election of Class I Directors” beginning on page 11.

Name	Age	Director Since	Other Current Public Boards	Committee Membership
Current Position
Anna C. Catalano	56	2011	3	Compensation
Retired Group VP, Global Marketing of BP plc.
Barry J. Goldstein	73	2009	2	Audits
Retired EVP and CFO of Office Depot, Inc.				NCGC
Dan F. Smith❖	69	2009	2	Compensation
Retired CEO of Lyondell Chemical Company				Executive +
s Financial Expert + Committee Chair ❖ Chairman of the Board
Corporate Governance Highlights
Corporate governance is the cornerstone of our sustainable growth. Our governance policies and structure promote thoughtful consideration of business action and appropriate risk taking with the continuing goal of strengthening long-term stockholder value.

Please read “Corporate Governance,” beginning on page 17, for a description of our program, highlights of which include:

• Independent board (excluding our President and CEO)	• Code of Ethics and Business Conduct for all directors, officers and employees
• Fully independent board committees	• Board orientation and continuing education
• Board risk oversight	• Resignation policy for uncontested director elections
• Annual board and committee self-evaluations	• Independent directors meet without management
• Stockholder outreach program	• Diverse board
Business Highlights
Despite facing challenging business and economic environments, we delivered strong financial performance in 2015, including:
*     For a reconciliation of diluted earnings (loss) per share to adjusted diluted earnings per share, net income to adjusted EBITDA and of gross profit to adjusted gross profit, please refer to “Annex B – Non-GAAP Reconciliations.”
In 2015, management achieved several significant milestones in growing the business and delivering returns to our stockholders. Our overarching strategy in 2015 was comprised of three elements: revitalization of organic growth, a cost reset to improve our competitive position, and the pursuit of strategic acquisitions to complement our existing portfolio. Among our strategic accomplishments for 2015 was the identification and initiation of the acquisition of Arizona Chemical Holdings Corporation (“Arizona Chemical”), which closed on January 6, 2016 for a cash purchase price of $1.37 billion. For the year ended December 31, 2015, Arizona Chemical had net revenue of $807.3 million and net cash provided by operating activities of $106.2 million. Management believes that the Arizona Chemical acquisition extends our technology and market diversification, creates a more robust platform for growth, and enhances our opportunities to deepen our customer relationships by expanding our presence in core markets. Additionally, the renewable nature of Arizona Chemical’s products reduces our overall exposure to hydrocarbon-based feedstocks.
Additionally, in 2015 we:

•	realized approximately $19.4 million of total cost savings related to our strategic initiatives;

•	continued progress in building a new, state-of-the-art HSBC plant in Mailiao, Taiwan, with an anticipated mechanical completion in the second half of 2016;

•	completed a share repurchase program, repurchasing a total of 2,549,683 shares of our common stock and delivering significant returns of capital to our stockholders; and

•	continued our complexity reduction program, including progress toward integrated CariflexTM manufacturing.

Executive Compensation Philosophy and Principles
In addition to adhering to executive compensation best practices, our Compensation Committee focuses on (1) establishing total direct compensation at or near the 50th percentile of our peer group, (2) equity compensation, (3) variable compensation and (4) pay for performance. Our Compensation Committee’s philosophy and principles are summarized below and are further discussed in the section entitled “Compensation Discussion and Analysis” beginning on page 28.
Adherence to Executive Compensation Best Practices
To mitigate compensation-related risk, drive performance and increase long-term stockholder value, the compensation committee of our board of directors (our “Compensation Committee”) is committed to the following executive compensation best practices:

☑ Emphasis on Pay-for-Performance	☒ No Single-Trigger Change in Control Plans
☑ Stock Ownership and Retention Guidelines	☒ No Individual Employment Agreements
☑ Clawback Policy	☒ No Excise Tax Gross-Ups
☑ Perform Annual Compensation Risk Assessment	☒ No Tax Gross-Ups for Non-Relocation Based Personal Benefits
☑ Use of Independent Compensation Consultant	☒ No Hedging or Pledging
Our proposed 2016 Equity and Cash Incentive Plan (the “2016 Plan”) will, if approved by our stockholders, adopt several additional best practices in granting cash and long-term equity incentive compensation. For further discussion, please see “Proposal 4 - Approval of the Adoption of the Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan” beginning on page 67.
Total Direct Compensation Philosophy
Our Compensation Committee has historically looked to establish total direct compensation (comprising long-term equity incentive awards, annual cash incentive compensation and base salary) for our executives at or near the 50th percentile of the peer group because it balances our interests in recruitment and retention against the interest of avoiding excessive compensation, reflecting our Compensation Committee’s commitment to the creation of long-term stockholder value. The tables below depict the targeted and reported amounts for three key compensation elements of total direct compensation for our CEO and for our named executive officers, excluding our CEO, as a group, for 2014 and 2015. See “Compensation Discussion and Analysis” for further discussion and “Summary Cash and Certain Other Compensation” table for all compensation elements.

Long-Term Equity Incentive Awards	Annual Cash Incentive Compensation	Base Salary

Focus on Equity Compensation
Our Compensation Committee focuses on long-term equity incentive compensation in determining the total compensation mix for our named executive officers, including our CEO, with the goal of continuing to align compensation with the creation of long-term stockholder value as well as to motivate and retain our CEO and other named executive officers. Our Compensation Committee’s target compensation mix for our CEO and for our named executive officers, excluding our CEO, as a group, is reflected in the charts below:
In 2015 and 2016, two-thirds of the long-term equity incentive compensation paid to our named executive officers was in the form of restricted stock performance units (“PSUs”) and one-third was in the form of restricted stock awards (“RSAs”). We did not grant any non-qualified stock options (“Options”). This mix was designed to further balance the need to attract, motivate, and retain our key executives and with the need to align executive interests with that of stockholder value creation. The shift in the mix of our targeted equity compensation is as follows:
Focus on Variable Compensation
Total direct compensation in 2015 for our CEO and for our named executive officers, excluding our CEO, as a group, reflected our Compensation Committee’s belief that a significant portion of total compensation should be in the form of variable compensation to further align executive compensation with the creation of long-term stockholder value. The value of variable compensation increases or decreases based on the performance of our company and/or our common stock, taking into account both short-term business performance and long-term share performance. Three components of our executive compensation program constitute variable compensation: restricted stock awards, restricted stock performance units and annual cash incentive awards. For each of 2014, 2015 and 2016, our Compensation Committee targeted variable compensation at approximately $3.6 million, or 80% of our CEO’s targeted total direct compensation. Additionally, over the same period for our named executive officers, excluding our CEO, as a group, our Compensation Committee targeted variable compensation at 67% of their average aggregate targeted total direct compensation.

Pay-For-Performance
It is our Compensation Committee’s intention that a significant portion of our named executive officers’ total compensation be comprised of performance-based compensation tied to overall business and individual performance in a given year. For example, annual cash incentive compensation for 2015 was based entirely on the achievement of performance goals approved in advance by our Compensation Committee and our board. Our Compensation Committee’s pay-for-performance philosophy aligns executive compensation with the creation of long-term stockholder value.

•	We eliminated the use of stock options and focused on performance-based restricted stock units which represent two-thirds of the variable equity compensation mix (see page 33).

•	Total variable compensation paid to our CEO accounted for approximately 81% of his total direct compensation, representing a 7% increase from 2014 (see page 34).

•	PSUs for the 2013 grants were certified with a zero payout and PSUs for the 2014 grants were certified with a payout at 0.525x target (see page 45).

•	Annual cash incentives were above target for the first year since 2010, reflective of our financial performance (see page 38).
Directional Relationship between Pay and Key Performance Metrics
The charts below illustrate our pay and performance alignment by comparing our Adjusted EBITDA, one of our key business performance targets established by our Compensation Committee, to our CEO’s total reported compensation, each over the last three years. Adjusted EBITDA is a key metric we use in managing our business and as reflected below, we have achieved year-over-year improvement in our key performance metric. For a reconciliation of net income to adjusted EBITDA , please refer to “Annex B – Non-GAAP Reconciliations.”
We also recognize the importance of long term total shareholder return (“TSR”) performance.  We include relative TSR as one of the measures in our restricted stock performance unit awards.  Despite our financial and operational highlights in 2015, our stock price declined in December 2015 which affected our TSR. However, we believe that our annual focus on adjusted EBITDA will support TSR performance over the long term.

Realized and Realizable Pay
Our CEO’s realized and realizable pay continues to reflect our Compensation Committee’s focus on pay-for-performance. Realized pay refers to the amount that our CEO actually earns during the measurement period, and typically includes all gains realized upon exercise of options and vesting full-value equity grants that were exercised or vested during the measurement period, i.e., irrespective of when the grants were made. Realizable pay refers to the amount that our CEO expects to realize in the near future, and typically includes the tracking value of total long-term incentive compensation awarded during the measurement period, even if such long-term awards have not yet vested or been exercised.
For 2015, and as of the December 31, 2015 measurement date for equity valuation, our CEO’s realized pay was 48% less, and his realizable pay was 11% less, than the total amount reflected for 2015 in the “Summary of Cash and Certain Other Compensation” table, beginning on page 51.
The following table shows our CEO’s reported, realized and realizable pay over the past three years:
For the past three years, our CEO’s realized and realizable pay were lower than his reported pay, primarily because of our Compensation Committee’s focus on performance-based equity compensation and because:

•	our CEO did not exercise any Options in 2013, 2014 or 2015 as the market price remained below the exercise price;

•	our Compensation Committee certified a zero payout for the 2013 grants of PSUs; and

•	our Compensation Committee certified an actual performance factor of 0.525x target for the 2014 grants of PSUs.
Our Compensation Committee believes that non-qualified stock options are performance-based, as the value of a stock option is not realized unless and until the stock performance exceeds the price of the option. In 2015, had our Compensation Committee continued the long-term equity compensation mix used in 2014, and as further discussed above, the non-qualified stock options would have had a zero realizable value, and would have reduced our CEO’s 2015 realizable pay.
2015 Named Executive Officer Compensation
Below is a summary of our named executive officers’ compensation for 2015 and the differences from 2014. See “Named Executive Officer Compensation Tables—Summary of Cash and Certain Other Compensation,” for year-over-year comparisons and the notes accompanying the table for additional information.
Base Salary
Each of our named executive officers remains at or near the 50th percentile for our peer group in base salary, consistent with our overall compensation philosophy. The base salary for our CEO, which is below the 50th percentile for our peer group, has remained unchanged since April 1, 2014. Similarly, the aggregate base salary for each of our named executive officers, excluding our CEO, has remained largely unchanged since 2014, increasing only 2% in 2015 and 3% in 2016. Our Compensation Committee’s base salary determinations reflect their focus on (i) market-based pay compared to peer companies and (ii) long-term equity as a significant component of total compensation.
Long-term Equity Incentive Compensation
Although targeted amounts of long-term equity incentive compensation remained unchanged for our CEO over 2014 and 2015, actual long-term equity incentive compensation for our CEO increased in 2015 by approximately 9% as compared to 2014. Similarly, targeted amounts of long-term equity incentive compensation for our named executive officers, excluding our CEO, as a group, increased only 2% in 2015 as compared to 2014. Actual long-term equity incentive compensation for this group increased by approximately 12% in 2015 as compared to 2014. The increase for all named executive officers in 2015 as compared to 2014 was due to the varying grant date fair value for restricted stock awards and non-qualified stock options.
Annual Cash Incentive Compensation
As a result of delivering full year adjusted EBITDA and generating $104 million in cash from operating activities on a full-year basis for 2015, an increase of $74 million compared to cash from operating activities in 2014, we exceeded the performance metrics that our Compensation Committee adjudged as aligned with the creation of long-term stockholder value. As a result, on average, the total payout percentage for our named executive officers was 162.5% of their target bonus, representing a 122.8% increase from the actual payout percentage for each named executive officer of 39.8% in 2014. Annual cash incentive compensation paid to our named executive officers has averaged below-target over a six-year period, and 2015 represents the first above-target payout for annual cash incentive compensation since 2010.
Continuing Stockholder Outreach in 2015
At our 2015 Annual Meeting, approximately 71% of stockholders who cast an advisory vote on our say on pay proposal voted in favor of our executive compensation programs. Throughout the past year, our Compensation Committee continued its outreach efforts to discuss our compensation policies and procedures with our major stockholders. Our Compensation Committee values these discussions and encourages stockholders to provide feedback about our executive compensation programs as described under “Communications with the Board ” on page 18. For a more thorough discussion of our stockholder outreach, see “Compensation Discussion and Analysis,” below.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Who is making this solicitation of proxies?

This solicitation is made by Kraton Performance Polymers, Inc. on behalf of its board of directors (“board”). A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) is first being mailed on or about April 8, 2016 to stockholders of Kraton Performance Polymers, Inc. We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service.
Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person. We have retained Georgeson Shareholder Communications, Inc., 199 Water Street, 26th Floor, New York, NY 10038, to provide services in connection with our Annual Meeting, including the solicitation of proxies, at an anticipated cost of $8,000, plus reimbursement of out-of-pocket expenses.
Where will the Annual Meeting take place?

The Annual Meeting will be held on Wednesday, May 18, 2016, at 1:00 p.m., central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.
Who may vote?

All stockholders of record as of the close of business on March 21, 2016, the record date for the meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 30,838,460 shares of our common stock outstanding.
Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.
How do I vote?

Because many stockholders cannot attend the Annual Meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote in person or by proxy in one of the following ways:

•	In Person - we will provide a ballot to our stockholders who attend the Annual Meeting and wish to vote in person;

•	In Writing - if you request a paper proxy card, simply complete, sign and date the proxy card, then follow the instructions on the proxy card; or

•
By Telephone or Internet - follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the Internet website or place your telephone call.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy. You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the methods described above.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have decided to use the Internet as the primary means of furnishing proxy materials to our stockholders. Accordingly, on or about April 8, 2016, we will mail the Notice of Internet Availability to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, then you will not receive a paper copy of the proxy materials unless you request one. We encourage our stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce cost to us associated with the physical printing and mailing of proxy materials.
What am I being asked to vote on, how does the board recommend that I vote, and what are the standards for determining whether a proposal has been approved?

	Proposal	Recommended Vote	Voting Approval Standard(1)	Effect of Abstention	Effect of Broker Non-Vote
1	Election of three Class I directors	FOR each nominee	More votes “FOR” than “AGAINST”(2)	No effect	No effect
2	Advisory Approval of Executive Compensation	FOR	Majority of shares present and entitled to vote	Vote Against	No effect
3	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of shares present and entitled to vote	Vote Against	Not applicable
4	Approval of our 2016 Plan	FOR	Majority of shares present and entitled to vote	Vote Against	No effect
5	Approval of the performance metrics for purposes of Section 162(m) of the Code	FOR	Majority of shares present and entitled to vote	Vote Against	No effect

(1)
A majority of shares present and entitled to vote must be at least a majority of the minimum number of shares entitled to vote that would constitute a quorum. “Shares present” includes shares represented in person or by proxy at the Annual Meeting.

(2)
Any director nominee in an uncontested election who receives a greater number of votes “withheld” than votes “for” in such election shall, promptly following the certification of the voting results for such election, tender an offer of resignation for consideration by our Nominating and Corporate Governance Committee. See “Corporate Governance Guidelines—Director Resignation Policy,” below.

What happens if I do not indicate how I wish to vote on one or more of the proposals?

If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies herein will vote your shares “FOR” the election of our director nominees (Proposal No. 1), “FOR” the resolution to approve our executive compensation (Proposal No. 2), “FOR” the ratification of the appointment of KPMG LLP (Proposal No. 3), “FOR”the approval of our 2016 Plan (Proposal No. 4), and “FOR”the approval of the performance metrics for purposes of Section 162(m) of the Code (Proposal No. 5).
We are not aware of any other matters that may come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders will vote the proxies according to their judgment.
What happens if I vote by proxy and later change my mind?

If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Corporate Secretary at our principal executive office;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 11:59 p.m. eastern time on June 2, 2016, by telephone or the Internet; or

•	attending the Annual Meeting and casting your vote in person.
If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.
Who are the proxies for the Annual Meeting?

The named proxies for the Annual Meeting, Stephen E. Tremblay and James L. Simmons (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the board recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the Annual Meeting in their judgment.
What constitutes a quorum?

We need a quorum of stockholders in order to transact business at our Annual Meeting. A quorum is the presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the Annual Meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.
If my broker holds my shares in “street name,” will my broker automatically vote my shares?

Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter – the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.
Who will count the votes?

Representatives of Broadridge will tabulate the votes.
What shares are reflected on my proxy card?

The shares listed on your proxy card represent, as of the record date, all the shares of our common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.
What is Kraton’s contact information for purposes of the proxy solicitation?

You can contact us by mail sent to the attention of The Corporate Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.proxyvote.com.

PROPOSAL 1
ELECTION OF CLASS I DIRECTORS

Our board is presently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms. With the exception of Kevin M. Fogarty, our President and Chief Executive Officer, all of our directors are independent under the listing standards of the NYSE.
The board has nominated for re-election Anna C. Catalano, Barry J. Goldstein and Dan F. Smith, as Class I directors, to serve until their respective successors are duly elected and qualified at the annual meeting of stockholders held in 2019 or their earlier death, resignation or removal.
Each of Messrs. Goldstein and Smith and Ms. Catalano has consented to being named in this proxy statement and to serving as a director if elected at the Annual Meeting. If for any reason, any of Messrs. Goldstein or Smith or Ms. Catalano becomes unable or unwilling to serve at the time of the Annual Meeting, the board may reduce the size of the board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the proxy statement will be unable or unwilling to serve.
The board recommends that stockholders vote “FOR” each of the company’s named nominees for Class I director.
Overview
Set forth below is a brief biography of our Class I director nominees, all other members of the board who will continue in office, and each of our executive officers who is not a director. Where applicable, the date a director joined our board refers to the date the director joined Polymer Holdings LLC, which converted into Kraton Performance Polymers, Inc. in connection with our initial public offering in December 2009.
Also included for each director is a brief discussion of the specific experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to conclude that the applicable director should serve on our board at this time. Additionally, each of our nominees and directors meets the requirements of applicable law and NYSE listing standards, is judged by our Nominating and Corporate Governance Committee to be a person of high character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity. For a further discussion of the guidelines and qualifications our Nominating and Corporate Governance Committee considers, please see “Corporate Governance—Director Nominations,” below.

Nominees for Election as Class I Directors: Term Expiring 2019

Anna C. Catalano
Independent Age: 56 Director since: 2011 Board Committee: Compensation Current Public Directorships: • Willis Towers Watson • Chemtura Corporation • Mead Johnson Nutrition Company
Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc.

Skills and Qualifications:
• International experience, having served as President of Amoco Orient Oil Company, lived in Beijing for two years, and is fluent in Mandarin
• Senior leadership experience, possessing extensive knowledge of marketing and communications
• Broad public company experience, with a wealth of knowledge on corporate governance, executive compensation and board function
Prior Public Directorships:

Hercules Incorporated, SSL International plc and U.S. Dataworks, Inc.

Barry J. Goldstein
Independent Age: 73 Director since: 2009 Board Committees: Audit and NCGC Current Public Directorships: • BMC Stock Holdings, Inc.
Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976.

Skills and Qualifications:

•
Accounting Experience, having served as the Chief Financial Officer of Office Depot for 13 years, as a partner in a major public accounting firm for over a decade, and as the chairman of six audit committees, four of them public.

• Senior leadership, possessing extensive knowledge of corporate finance
• Broad public company experience and knowledge of corporate governance having served on the board of directors of seven companies, four of them public
Prior Public Directorships:

Interline Brands, Inc. and Generac Holdings Inc.

Dan F. Smith	Chairman of the Board
Independent Age: 69 Director since: 2009 Board Committees: Compensation and Executive (chair) Current Public Directorships: • Northern Tier Energy LLC • Orion Engineered Carbons, S.A.
Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell Chemical Company in August 1994 and Chief Executive Officer in December 1996. He was also elected Chief Executive Officer of Equistar Chemicals, LP in December 1997 and Millennium Chemicals Inc. in November 2004, each a wholly-owned subsidiary of Lyondell. Mr. Smith retired from each of these Chief Executive Officer positions in December 2007.

Skills and Qualifications:
• Industry knowledge with a long and distinguished career in the chemical industry and a degree in chemical engineering
• Senior leadership with several years of service as the Chief Executive Officer of a major chemical company
• Sophisticated public company experience having served as Chairman of the board of directors of Lyondell Chemical Company
Prior Public Directorships:

Cooper Industries plc and Lyondell Chemical Company (chairman)

Incumbent Class II Directors: Term Expiring 2017

Dominique Fournier
Independent Age: 65 Director since: 2012 Board Committees: Executive and NCGC (Chair) Current Public Directorships: None
Mr. Fournier was the Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company between Shell and ExxonMobil, from January 2005 until December 2011. From 1976 to 2004, he held various manufacturing and marketing positions in ExxonMobil’s (and its predecessor Exxon) chemical businesses as well as senior leadership positions, including AIB Vice President, from 1998 to 2004, and Managing Director – Exxon Chemical France, from 1996 to 1997.

Skills and Qualifications:

•
Knowledge of the chemicals industry, including manufacturing, marketing and executive management, and senior executive level knowledge of Kraton and the specialty chemicals business by virtue of prior commercial relationships

• International business experience in Asia
• Brings geographical diversity to the board, as a French national

John J. Gallagher III
Independent Age: 52 Director since: 2011 Board Committees: Audit (Chair) and NCGC Current Public Directorships: None
Mr. Gallagher is the Chief Operating Officer - Melt Delivery & Control Systems / Fluid Technologies / Finance and Shared Services of Milacron LLC, a supplier of plastics processing equipment, technologies and services. Previously, Mr. Gallagher served as Chief Executive Officer of Stellar CJS Holdings, LLC, a privately held investment company formed in 2009. From 2005 to 2007, Mr. Gallagher was Executive Vice President and Chief Financial Officers of Celanese Corporation and from 2007 to 2009 he was Executive Vice President and President, Acetyls and Celanese Asia. From 1995 to 2005, Mr. Gallagher served in executive positions with Great Lakes Chemical Corp., UOP, LLC, and AlliedSignal, Inc. From 1986 to 1995, Mr Gallagher worked for Price Waterhouse, LLP and is a certified public accountant.

Skills and Qualifications:
• Significant expertise in corporate finance, public company accounting and financial reporting, including as a chief financial officer
• Senior leadership, possessing international business experience in Asia
• Over twenty years of industry knowledge of the chemical business

Francis S. Kalman
Independent Age: 68 Director since: 2011 Board Committee: Audit Current Public Directorships: • Ensco plc • Weatherford International Ltd.
Mr. Kalman is a senior advisor to a private investment subsidiary of Tudor, Pickering, Holt & Co., LLC, specializing in direct investments in upstream, oilfield service and midstream companies. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from February 2002 until he retired in February 2008, and as Chief Financial Officer from February 2002 until April 2007. From May 1996 to February 2002, Mr. Kalman served in executive positions, including Chief Financial Officer, at Vector ESP, Inc., Pinnacle Equity Partners, LLC, Chemical Logistics Corporation and Keystone International, Inc.

Skills and Qualifications:
• Over 30 years’ experience in accounting, auditing and financial reporting for global enterprises, including as chairman of a public company audit committee
• Experienced senior leader with expertise in international strategic planning
• Service on multiple public and private company boards of directors, providing valuable expertise in matters of corporate governance
Prior Public Directorships:

Pride International Inc.; CHC Group Ltd.

Incumbent Class III Directors: Term Expiring 2018

Steven J. Demetriou
Independent Age: 57 Director since: 2009 Board Committees: Compensation (Chair) and NCGC Current Public Directorships: • OM Group, Inc. • Jacobs Engineering Group, Inc.
Mr. Demetriou is the President and Chief Executive Officer of Jacobs Engineering Group, Inc., one of the largest and most diverse providers of technical professional and construction services. From 2004 to 2015, Mr. Demetriou was the Chief Executive Officer of Aleris International, Inc. and was appointed President and Chief Executive Officer of Commonwealth Industries, Inc. (a predecessor by merger to Aleris) in June 2004. From 1997 to 2004, Mr. Demetriou served in various positions, including Chief Executive Officer of Noveon, Inc., Executive Vice President of IMC Global Inc. and various leadership positions with Cytec Industries Inc., a specialty chemicals company. From 1981 to 1997, he served in management positions with ExxonMobil Corporation.

Skills and Qualifications:
• Significant experience in the specialty chemicals industry and a chemical engineering background
• Senior leadership experience at the Chief Executive Officer level
• Substantial public board company experience, with longstanding tenure on our board and an institutional knowledge base
Prior Public Directorships:

Aleris International, Inc., Commonwealth Industries, Inc. and Foster Wheeler AG

Kevin M. Fogarty	Our President and Chief Executive Officer
Age: 50 Director since: 2009 Board Committee: Executive Current Public Directorships: • P.H. Glatfelter Company
Mr. Fogarty was appointed our President and Chief Executive Officer in January 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa.

Skills and Qualifications:

•
As the CEO of our company, Mr. Fogarty sets the strategic direction of our company under the guidance of the board and provides valuable insight to the board into the day to day business issues facing our company

• Extensive sales, marketing and high-level leadership experience in the chemical industry, including experience in the specialty chemicals business, with broad international business experience

Karen A. Twitchell
Independent Age: 60 Director since: 2009 Board Committees: Compensation and Audit Current Public Directorships: • KMG Chemical, Inc. (Audit Chair) • Trecora Resources (Audit Chair)
From 2010 to 2013, Ms. Twitchell served as the Executive Vice President and Chief Financial Officer of Landmark Aviation, a fixed base operator in the aviation industry. From 2001 to 2009, Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company. Prior to that, she served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department.

Skills and Qualifications:
• Broad experience in financial management and corporate finance, including investment banking, treasury and investor relations
• Extensive chemical industry experience
• Longstanding experience in senior corporate positions with knowledge of financial management oversight and enterprise risk management

Executive Officers Who are Not Directors
Damian T. Burke. Mr. Burke, age 43, was appointed Vice President of Corporate Development in 2011. Mr. Burke joined Kraton from Oldcastle, the North American subsidiary of CRH plc, where he was a Senior Vice President for Development and Strategy from 2005 to 2011. Prior to Oldcastle, Mr. Burke was a consultant at Bain & Company. He started his career at ExxonMobil, serving in a variety of roles in Europe and the United States. Mr. Burke earned a Master’s degree in chemical engineering from University College London and an M.B.A. from the Wharton School of the University of Pennsylvania.
Melinda S. Conley. Ms. Conley, age 50, our Vice President and Chief Human Resources Officer, was appointed as our principal human resources officer in May 2012. Prior to joining Kraton, from 2006 to 2011, Ms. Conley served in various capacities; including Vice President, Total Rewards for Dean Foods, a multi-billion dollar publicly-traded food and beverage company, with responsibility for all compensation and benefits. Prior to that role, she served as Vice President, Human Resources, where she was responsible for all aspects of human resources within the largest division. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A. from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.
Lothar F. P. Freund. Dr. Freund, age 56, our Senior Vice President and Chief Technology Officer was appointed our principal technology officer in 2005. He is responsible for Kraton’s global R&D programs and technical service as well as the implementation of the company-wide innovation process. Dr. Freund joined us from Koch Industries, where he served from 1989 in a variety of operating and technical positions in the polyester businesses acquired from Hoechst in 1998, most recently as the manufacturing and technology director of the PET & Nylon Polymer business of Invista, a Koch subsidiary. Dr. Freund holds a Master’s Degree and a Ph.D. in polymer chemistry from the University of Marburg in Germany.
J. Fernando C. Haddad. Mr. Haddad, age 52, our Vice President, Manufacturing and Supply Chain was appointed on April 6, 2015. He is responsible for Kraton’s global manufacturing, supply planning, and environmental, safety, & health. Prior to joining Kraton, Mr. Haddad worked as the Global Manufacturing & Supply Chain Director for UOP, a Honeywell Company, from 2013 to 2014. Prior to Honeywell, he spent 19 years with Dow Corning, where he held increasingly more senior manufacturing and supply chain leadership positions, including Global Operations Director for the Silicon Metal Business from 2009 to 2013. Mr. Haddad holds a Bachelor of Science degree in Chemical Engineering from the State University of Campinas (Brazil) and an M.B.A. from Faculdade Getulio Vargas (Brazil).
Holger R. Jung. Dr. Jung, age 53, our Senior Vice President and Chief Commercial Officer was appointed our principal commercial officer in 2011. He is responsible for all sales, marketing and market development activities globally for Kraton. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.
Suzanne Pesgens. Ms. Pesgens, age 45, was appointed our Vice President and Chief Procurement Officer on January 6, 2016. Ms. Pesgens joined us from Arizona Chemical Company, LLC where she was the Director of Global Procurement since 2010. Prior to Arizona Chemical Company, LLC, she held a variety of roles from 1999-2010 in purchasing or marketing at a joint venture between Akzo Nobel and Monsanto Corporation (now Eastman Chemical Company). Ms. Pesgens earned a Master of Science degree in Chemical Engineering from Eindhoven University of Technology (Eindhoven, The Netherlands) and an M.B.A. from Rotterdam School of Management at Erasmus University (Rotterdam, The Netherlands).

Christopher H. Russell. Mr. Russell, age 50, our Chief Accounting Officer, was appointed our principal accounting officer in June 2015. From 2014 to 2015, Mr. Russell served as Chief Accounting Officer for Prince International Corporation, a leading manufacturer and distributor of mineral based products. Previously, from 2011 to 2014, Mr. Russell was employed with GE Power and Water, a subsidiary of General Electric Company, as the Global Controller for its Aero Derivatives business. Before that, he served as Vice President, Financial Reporting and Technical Accounting for Intelsat, a provider of satellite communications worldwide. Mr. Russell worked with Ernst & Young LLP from 1995 to 2007. Mr. Russell earned a B.S. in accounting from the University of North Texas and is a Certified Public Accountant.
James L. Simmons. Mr. Simmons, age 50, our Vice President, General Counsel and Corporate Secretary, was appointed our chief legal officer in December 2014. Mr. Simmons joined Kraton in January 2010 and served in various capacities in Kraton’s legal department, including most recently as Deputy General Counsel and Assistant Secretary. From 2004 to 2010, Mr. Simmons served in a number of roles, with increasing responsibilities, in the legal department of HCC Insurance Holdings, Inc., including as Vice President & Corporate Secretary from 2007 to 2010. Mr. Simmons previously was an associate with Haynes and Boone, LLP, from 2000 to 2004, and Porter & Hedges LLP, from 1998 to 2000, practicing in the areas of general corporate representation of public and private companies. Mr. Simmons earned B.A. and M.A. degrees from Stephen F. Austin State University and his J.D. degree from the University of Houston Law Center.
Stephen E. Tremblay. Mr. Tremblay, age 57, our Executive Vice President and Chief Financial Officer was appointed our principal financial officer in 2008. From 1997 to 2007, Mr. Tremblay held various financial positions, including Chief Financial Officer, at Vertis, Inc., a provider of print advertising and media technology. Mr. Tremblay held senior finance positions at Wellman, Inc., a provider of polyester fiber and resins, from 1990 to 1997 and was a member of the accounting and auditing practice at Ernst & Young LLP, from 1983 to 1990. Mr. Tremblay earned a B.S. degree in business administration from Bryant University and is a certified public accountant.

CORPORATE GOVERNANCE

Our Board of Directors
Composition
Our board is comprised of nine members. The exact number of members of our board will be determined from time to time by resolution of a majority of our full board, but may at no time consist of fewer than three members. Our board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.
Ms. Catalano and Messrs. Goldstein and Smith are nominees to serve as Class I directors (term expiring in 2019). Messrs. Fournier, Gallagher and Kalman serve as Class II directors (term expiring in 2017). Messrs. Demetriou and Fogarty and Ms. Twitchell serve as Class III directors (term expiring in 2018).
Meetings and Attendance
Our board met 12 times during 2015, excluding two meetings by special committee and two meetings by pricing committee (as described below), and acted on other occasions by written consent. During the last full fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the full board (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served).
Leadership Structure
Our board believes it is preferable at this time for one of our independent directors to serve as Chairman of the Board. Therefore, we separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman of the Board leads the board’s oversight of the management of the company and presides at meetings of the board and the stockholders. Our Chief Executive Officer is responsible for implementing the policies adopted by the board and exercising general superintendence over all the business and affairs of the company. We believe our leadership structure is appropriate for our company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our board’s oversight of the execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.
Role in Risk Oversight
Our executive management is responsible for managing the risks inherent in our business, and our board oversees our executive team in the execution of its risk management function. To assist in this oversight function, our board has overseen the development of the company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the company if the risk were to be realized. Annually, internal audit conducts a risk assessment to assist management in the identification and assessment of risks. The risks are communicated to the management of the company followed by a meeting of the senior leadership of the company to evaluate the results and identify the most significant risks facing the company. Executive management manages the risks identified as “significant” through their monthly evaluation of the company’s business goals and objectives as well as through a quarterly evaluation of key strategic and functional risks. Each year an annual risk assessment is presented to the board identifying the significant risks, including a description of any mitigating controls in place and/or further mitigating actions that might be planned. Further, the board or audit committee receives interim reports on emerging risks as they occur.

Executive Sessions
Our non-management directors, all of whom are independent under NYSE listing standards, meet regularly in executive session. Mr. Smith, as the non-management Chairman of the Board, serves as the presiding director at each executive session.
Communications with the Board
Our board has established procedures by which our stockholders and other interested parties may communicate with any member of our board, the chairman of any of our board committees or with our non-management directors as a group by mail addressed to the applicable recipient, in the care of: Corporate Secretary, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate recipient, for review.
Attendance at the Annual Meeting
We encourage our directors to attend our Annual Meeting, but their attendance is not required. All of our directors attended the 2015 Annual Meeting of Stockholders.
Independence
Our board has determined that each of our non-management directors is independent under the listing standards of the NYSE, and references in this proxy statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director for these purposes because he is our President and Chief Executive Officer.
The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making its subjective determination that each non-employee director is independent, the board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to our company and management. The board also considered the information in the context of the NYSE’s objective listing standards, as well as the types of relationships addressed in the NYSE listing standards and disclosure rules of the U.S. Securities Exchange Commission (“SEC”) regarding transactions with related parties.
As part of its analysis to determine director independence, the board considered the ongoing commercial relationship between Jacobs Engineering Group, Inc., or Jacobs, of which Mr. Demetriou became President and CEO during 2015. Jacobs has received payments from Kraton for services. Kraton’s relationship with Jacobs was entered into, and payments were made to Jacobs, in the ordinary course of business and on competitive terms, and Mr. Demetriou did not participate in negotiations regarding, nor approved, any such payments or services. Aggregate payments to, and transactions with, Jacobs did not exceed the greater of $1,000,000 or 2% of Jacobs’ consolidated gross revenues for its last three fiscal years. After considering the foregoing, the board made a subjective determination as contemplated by NYSE listing standards that, in light of the fact that Mr. Demetriou was not disqualified under the objective independence tests under the NYSE listing standards, Mr. Demetriou did not have any relationships that, in the opinion of the board, would impair his independence under the NYSE listing standards.
Corporate Governance Guidelines
We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the standards of integrity. In that regard, our board has adopted guidelines that provide a framework for the governance of our company. In addition, we periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and are available to any stockholder upon request.

Code of Ethics and Business Conduct
We have adopted a Code of Ethics and Business Conduct that is applicable to all of our directors, officers and other employees. The Code of Ethics and Business Conduct is posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request. If there are any material changes to or material waivers of the Code of Ethics and Business Conduct that apply to our CEO and/or senior financial officers, we will disclose them on our website in the same location. No information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement.
Director Resignation Policy
We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee will recommend to the board whether to accept the offered resignation or other action to be taken, and the board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter disclose publicly its decision regarding the offered resignation, and, if applicable, the reasons for rejecting the resignation offer. The Nominating and Corporate Governance Committee and the board may consider any factors and alternatives they deem appropriate in making their recommendation or decision, as the case may be. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the Nominating and Corporate Governance Committee recommendation or board action regarding such offered resignation. In the event that each member of the Nominating and Corporate Governance Committee failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.
Committees of the Board of Directors
We currently have four standing committees of the board: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The charter for each committee can be found in the Investor Relations section of our website located at www.kraton.com. Information on our website is not incorporated into, or a part of, this proxy statement.
Our committee composition is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Anna C. Catalano		X
Steven J. Demetriou		X†	X
Kevin M Fogarty				X
Dominique Fournier			X†	X
John J. Gallagher III	X†		X
Barry J. Goldstein	X		X
Francis S. Kalman	X
Dan F. Smith		X		X†
Karen A. Twitchell	X	X

†	Committee Chair

Audit Committee
Our Audit Committee consists of Messrs. Gallagher (Chair), Goldstein and Kalman and Ms. Twitchell. Our board has affirmatively determined that Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. In addition, our board has determined that each of Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell qualifies as an “audit committee financial expert.” The Audit Committee met nine times during 2015.
The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the performance and independence of our external auditors;

•	reviewing the performance and qualifications of our internal auditors;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and our independent registered public accounting firm our interim and year-end operating results;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	setting policies regarding the hiring of current and former employees of our independent registered public accounting firm;

•	reviewing or discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;

•
establishing procedures for receipt, retention and treatment of complaints received by the company regarding accounting or internal controls and the submission of anonymous employee concerns regarding accounting;

•	reviewing with our general counsel and other appropriate legal staff material legal affairs and our compliance with applicable law and listing standards;

•	reviewing our policy with respect to related party transactions and approving or rejecting proposed related party transactions;

•	provide oversight of the liquidity and corporate finance activities of the company; and

•	undertaking such other tasks delegated to the committee by the board, including matters relating to risk oversight.
Compensation Committee
Our Compensation Committee consists of Ms. Catalano, Mr. Demetriou (Chair), Mr. Smith and Ms. Twitchell. Our board has determined that all the committee members are independent for purposes of applicable NYSE listing standards. The Compensation Committee met five times in 2015.
The Compensation Committee is responsible for, among other things:

•	engaging, compensating, evaluating and retaining or terminating compensation advisors, including any independence determinations with respect thereto;

•	evaluating and addressing any compensation consultant conflicts of interest;

•	reviewing and approving corporate goals and objectives relevant to compensation of our executive officers and other members of management;

•	determining the compensation of our executive officers and management;

•	approving, when appropriate, changes to our compensation philosophy and objectives;

•	evaluating our overall compensation and benefits programs;

•	advising our board with respect to the compensation and perquisites of our directors;

•	overseeing our executive talent development;

•	making recommendations to our board with respect to the establishment and terms of incentive compensation and equity-based plans and administering such plans;

•
reviewing and discussing with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation, including the Compensation Discussion and Analysis and the compensation tables (in addition to preparing a report on executive compensation for the proxy statement); and

•	undertaking such other tasks delegated to the committee by our board, including matters relating to risk oversight.
Under its charter, our Compensation Committee may delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Compensation Committee. Without limiting the foregoing, the Compensation Committee may establish a committee comprised of our officers, directors or employees to administer defined benefit and other pension plans as may be provided in plan documentation or otherwise.
See “Compensation Discussion and Analysis,” below, for information on our process and procedures for determining 2015 executive officer compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Messrs. Demetriou, Fournier (Chair), Gallagher and Goldstein. Our board has determined that all of the committee members are independent for purposes of applicable NYSE listing standards. The Nominating and Corporate Governance Committee met four times in 2015.
The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our board in identifying prospective director nominees, and recommending nominees to our board;

•	reviewing, developing and recommending governance principles applicable to our board;

•	overseeing the evaluation of our board; and

•	recommending members for each committee of our board.
Executive Committee
Our Executive Committee consists of Messrs. Fogarty, Fournier and Smith (Chair). The Executive Committee did not meet in 2015.
Subject to the limitations specified in the committee’s charter, by Delaware law and in our certificate of incorporation and bylaws, the purpose and responsibility of the committee is to act, between meetings of the board, concerning matters arising with respect to the company when, due to an emergency or crisis situation, a meeting of the full board cannot be convened in a timely manner and with respect to such other matters as may be delegated to the committee by the board.

Special Committee and Pricing Committee
In 2015, our board created a special committee to evaluate and approve matters relating to the acquisition of Arizona Chemical and created a pricing committee to evaluate and approve matters relating to the pricing of the associated financing. The special committee was comprised of Messrs. Fogarty, Fournier, Kalman and Smith and met two times in 2015. The pricing committee was comprised of Messrs. Fogarty, Goldstein, and Smith and Ms. Twitchell, and met two times in 2015.
Director Nominations
Our Nominating and Corporate Governance Committee identifies director candidates through the recommendations of directors, management and stockholders. The committee commences its process by evaluating the needs of the board going forward and then considering those directors who wish to continue to serve on the board. Then, if necessary, the committee seeks out additional candidates for board service.
The committee evaluates all director nominees, regardless of the person or firm recommending such candidate and all incumbent directors being considered for re-nomination according to established criteria, approved by the board, for selecting nominees to stand for election as directors. The committee considers all director candidates in light of the entirety of their credentials and other relevant considerations, including the quality and quantity of information about the candidate made available to the committee.
The committee is also authorized to retain search firms to identify and evaluate candidates, including for purposes of performing background reviews of potential candidates. The committee provides guidance to search firms it retains about the particular qualifications the board is then seeking.
In compliance with our Nominating and Corporate Governance Committee’s charter, our board has established guidelines for nominees selected to serve on our board. Generally, these include:

•	the nominee’s ability to meet any requirements of applicable securities law;

•	the nominee’s ability to meet any requirements of NYSE listing standards;

•	the nominee’s integrity and strength of character;

•	the nominee’s high ethical standards and history in matters of compliance;

•	the nominee’s business experience and leadership;

•	the nominee’s specific areas of expertise;

•	the nominee’s ability to devote sufficient time for attendance at and preparation for board meetings;

•	the composition of the board as a whole; and

•	principles of diversity.
In addition, our board has also determined that nominees to serve on our board should exhibit exemplary qualifications in one or more of the following areas:

•	business leadership experience, especially at the highest executive levels;

•	financial reporting experience, especially as it relates to public companies;

•	corporate finance experience;

•	experience in the chemical industry;

•	expertise in marketing; and/or

•	international business experience.

Diversity
Our Nominating and Corporate Governance Committee has not adopted a specific policy with respect to diversity. However, as noted above, the committee does consider principles of diversity as an important factor in evaluating nominees to recommend for service on our board. When considering diversity for the purposes of overall board composition, the committee considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, other public company board experience and other relevant factors. In addition, the board considers diversity factors such as race, sex and national origin as important factors in evaluating individual nominees for board service and includes such factors as important criteria in identifying candidates for board service.
Stockholder Recommendations
Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Our Bylaws provide the procedures to be followed by a stockholder desiring to make a director nomination. In order for a stockholder to properly bring any item of business before a meeting of stockholders, including nominations to serve as a director, the stockholder must give timely notice to our Secretary in compliance with the requirements of our Bylaws. Stockholder notices or nominations for director should be made in writing to Corporate Secretary, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for 2017 Annual Meeting” in this proxy statement for additional information.
Compensation Committee Interlocks and Insider Participation
None of our Compensation Committee members was formerly or during 2015 an officer of or employed by us. None of our executive officers serves as a member of the board of director or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or our Compensation Committee. As described below under “Certain Relationships and Related Party Transactions,” Mr. Demetriou as the chairman of our Compensation Committee, and as the Chief Executive Officer of, and a member of the board of directors of, Jacobs, has a relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Involvement in Certain Legal Proceedings
One of our directors, Mr. Demetriou, was the Chief Executive Officer of Aleris International, Inc. from 2004 to 2015. On February 12, 2009, Aleris International and its wholly-owned U.S. subsidiaries filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in the State of Delaware. On June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization.
Election of Officers
Our board elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified.
Certain Relationships and Related Party Transactions
Our board has adopted a written policy relating to the approval of related party transactions. Under our policy, our employees, officers and directors are encouraged to avoid entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our law department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations to the disinterested members of our board as to whether the transactions are fair, reasonable and within our policy, and should be ratified and approved by the board.
In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our company’s business;

•	the direct or indirect nature of the related party’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.
In 2015, Mr. Demetriou, a member of our board and chair or our Compensation Committee, was appointed as the Chief Executive Officer of Jacobs Engineering Group, Inc., which, since 2006, has from time to time supplied site maintenance and engineering services for our Belpre, Ohio, facility. Our total purchases from Jacobs in 2015 were $12.4 million and our outstanding payable to them was $0.3 million as of December 31, 2015. Pursuant to its charter, our Audit Committee evaluated Mr. Demetriou’s related party transaction and made a recommendations to the disinterested members of our board that the transactions was fair, reasonable and within our policy. The disinterested members of our board ratified and approved the ongoing commercial transaction.

STOCK OWNERSHIP INFORMATON

Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentages of beneficial ownership reported below are based on 30,838,460 shares of common stock outstanding on the March 21, 2016 record date, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days. Except as disclosed in the footnotes to the tables below and subject to applicable community property laws, we believe that each stockholder identified in the tables possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.
Holdings of Major Shareholders
The following table lists the beneficial owners of 5% or more of the shares of our common stock outstanding as of March 21, 2016:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd St., New York, NY 10055	3,722,859 (1)	11.72%
Frontier Capital Management Co., LLC 99 Summer St., Boston, MA 02110	2,973,741 (2)	9.36%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,497,599 (3)	7.86%
Steven A. Cohen 72 Cummings Point Rd., Stamford, CT 06902	1,949,751 (4)	6.14%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Rd., Austin, TX 78746	2,139,480 (5)	6.73%
_______________

(1)
Information is based on a Schedule 13G/A filed with the SEC on January 9, 2016 and represents the number of shares beneficially owned as of December 31, 2015. BlackRock, Inc. holds sole power to vote 3,635,625 shares and sole power to dispose of 3,722,859 shares held by the following subsidiaries: BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRockCapital Management, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC., with BlackRock Fund Advisors beneficially owning 5% or more of the outstanding shares of common stock.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 12, 2016. Frontier Capital Management Co. LLC, an investment adviser, holds sole power to vote 1,398,525 shares and sole power to dispose of 2,973,741 shares.

(3)
Information is based on a Schedule 13G filed with the SEC on February 10, 2016. The Vanguard Group, an investment adviser, holds sole power to vote 40,149 shares and sole power to dispose of 2,455,250 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,849 shares of the Common Stock outstanding of the company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 6,800 shares of the Common Stock outstanding of the company as a result of its serving as investment manager of Australian investment offerings.

(4)
Information is based on a Schedule 13G/A filed with the SEC on February 16, 2016. Point 72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, Rubric Capital Management and Mr. Cohen own directly no Shares.  Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages.  Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management.  Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages.  Pursuant to an investment management agreement, Rubric Capital Management maintains investment and voting power with respect to the securities held by certain investment funds it manages.  Mr. Cohen controls each of Point72 Capital Advisors Inc., Cubist Systematic Strategies and Rubric Capital Management.  As of December 31, 2015, by reason of the provisions of Rule 13d-3 of the Exchange Act, each of (i) Point72 Asset Management, Point72 Capital Advisors Inc. and Mr. Cohen may be deemed to beneficially own 169,130 Shares (constituting approximately 0.6% of the Shares outstanding); (ii) Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 14,711 Shares (constituting less than 0.1% of the Shares outstanding); and (iii) Rubric Capital Management and Mr. Cohen may be deemed to beneficially own 1,765,910 Shares (constituting approximately 5.8% of the Shares outstanding).  Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, Rubric Capital Management and Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement. The address of the principal business office of (i) Point72 Asset Management, Point72 Capital Advisors Inc., Rubric Capital Management and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902; and (ii) Cubist Systematic Strategies is 330 Madison Avenue, New York, NY 10173.

(5)
Information is based on a Schedule 13G/A filed with the SEC on February 9, 2016. Dimensional Fund Advisors LP (“Dimensional”), reports the sole power to vote 2,039,049 shares and the sole power to dispose of 2,139,480 shares. Dimensional, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All securities reported on the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities held in their respective accounts. To the knowledge of Dimensional, the interest of any one such Fund does not exceed 5% of the class of securities.

Holdings of Officers and Directors
The following table lists the shares of our common stock beneficially owned by our directors, our named executive officers and by all directors and executive officers as a group, as of March 21, 2016:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Anna C. Catalano	17,845	*
Melinda S. Conley	51,811	*
Steven J. Demetriou	35,948	*
Kevin M. Fogarty	758,480	2.39%
Dominique Fournier	16,602	*
Lothar F. P. Freund	135,166	*
John J. Gallagher III	27,662	*
Barry J. Goldstein	39,098	*
Holger R. Jung	99,096	*
Francis S. Kalman	17,662	*
Dan F. Smith	66,254	*
Stephen E. Tremblay	182,552	*
Karen A. Twitchell	22,447	*
All Directors and Executive Officers as a Group (18 persons)	1,591,054	5.01%
_______________

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise provided in the table, the address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.

(2)
Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within 60 days of the Record Date: Ms. Conley—29,549; Mr. Demetriou—7,400; Mr. Fogarty—533,426; Dr. Freund—101,855; Mr. Goldstein—16,651; Dr. Jung—58,549; Mr. Smith—14,801; and Mr. Tremblay—121,743.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

We do not directly employ our executive officers. The executives who run our company are employed by our principal operating subsidiary, Kraton Polymers LLC, and, therefore, the disclosure in this section relates to those executives. References to “our” compensation policies in this proxy statement refer to the joint policies and practices of us and Kraton Polymers LLC, and references to “our” Compensation Committee refers to both the Compensation Committees of our company and of Kraton Polymers LLC. Executive officers named in the“Named Executive Officer Compensation Tables” section below are referred to in this proxy statement as our “named executive officers.” This section includes information and analysis related to the compensation arrangements of our named executive officers.
Our named executive officers for 2015 were:

•	Kevin M. Fogarty, President and Chief Executive Officer;

•	Stephen E. Tremblay, Executive Vice President and Chief Financial Officer;

•	Holger R. Jung, Senior Vice President and Chief Commercial Officer;

•	Lothar F. P. Freund, Senior Vice President and Chief Technology Officer; and

•	Melinda S. Conley, Vice President and Chief Human Resources Officer.
Executive Summary
2015 Financial and Operating Results
We delivered strong financial and operational performance in 2015, despite facing challenging business and economic environments. Financial and operational highlights from 2015 include the following:

In addition to the financial highlights above:

•	Sales volume was 306.5 kilotons in 2015 compared to 305.6 kilotons in 2014.

•	Revenue was $1,034.6 million in 2015 compared to $1,230.4 million in 2014.

•	Gross profit was $228.7 million in 2015 compared to $237.1 million in 2014.

•	Net loss attributable to Kraton was $10.5 million or $0.34 per diluted share in 2015 compared to a net income of $2.4 million or $0.07 per diluted share in 2014.

•
For the year ended December 31, 2015 compared to the year ended December 31, 2014, foreign currency fluctuations had a negative impact on adjusted gross profit (non-GAAP) and adjusted EBITDA (non-GAAP) of $16.5 million and $11.0 million, respectively.

•	Cariflex™ revenue was $142.9 million in 2015 compared to $138.6 million in 2014.

*
For a reconciliation of net income to adjusted EBITDA, gross profit to adjusted gross profit, and GAAP diluted earnings (loss) per share to adjusted diluted earnings per share, please refer to “Annex B – Non-GAAP Reconciliations.”

In 2015, management achieved several significant milestones in growing the business and delivering returns to our stockholders. Our overarching strategy in 2015 was comprised of three elements: revitalization of organic growth, a cost reset to improve our competitive position, and the pursuit of strategic acquisitions to complement our existing portfolio. Among our strategic accomplishments for 2015 was the identification and initiation of the acquisition of Arizona Chemical Holdings Corporation (“Arizona Chemical”), which closed on January 6, 2016 for a cash purchase price of $1.37 billion. For the year ended December 31, 2015, Arizona Chemical had net revenue of $807.3 million and net cash provided by operating activities of $106.2 million. Management believes that the Arizona Chemical acquisition extends our technology and market diversification, creates a more robust platform for growth, and enhances our opportunities to deepen customer relationships by expanding our presence in core markets. Additionally, the renewable nature of Arizona Chemical’s products reduces our overall exposure to hydrocarbon-based feedstocks.
Additionally, in 2015 we:

•	realized approximately $19.4 million of total cost savings related to our strategic initiatives;

•	continued progress in building a new, state-of-the-art HSBC plant in Mailiao, Taiwan, with an anticipated mechanical completion in the second half of 2016;

•	completed a share repurchase program, repurchasing a total of 2,549,683 shares of our common stock and delivering significant returns of capital to our stockholders; and

•	continued our complexity reduction program, including progress toward integrated CariflexTM manufacturing.
Results of 2015 Say-on-Pay Vote
We received stockholder approval for our executive compensation program in 2015, with approximately 71% of the votes cast on the proposal voted in favor of the proposal. Based on these results, our Compensation Committee continued its outreach efforts to discuss our compensation philosophy and our compensation policies and procedures with our major stockholders.
We considered input on compensation policies including, but not limited to:

•
our balanced scorecard approach to executive officer individual performance (and aggregate performance) as one of our annual cash incentive metrics geared toward achievement of longer-term strategic objectives;

•	our compensation mix which focuses on restricted stock performance units and no longer includes grants of nonqualified stock options;

•	our use of a relative total shareholder return (“TSR”) metric for a portion of our performance restricted stock units which most stockholders acknowledged has some limitations as a performance measure for our performance units but provides an objective way for stockholders to evaluate investment options and when used in conjunction with an ROCE metric, could provide a useful additional business performance metric; and

•	our use of a three-year performance period for our restricted stock performance unit grants.
Finally, we discussed the quantity and quality of our disclosures relating to performance metrics and to our compensation practices in general and agreed to review whether we can provide more detailed disclosure while still protecting competitively sensitive information. Our Compensation Committee is of the view that these outreach efforts helped confirm that the design of our executive compensation plan was aligned with stockholder expectations.
Summary of Compensation Decision Changes for 2015
Following feedback from our stockholders, as well as peer information provided by Pearl Meyer & Partners, our Compensation Committee determined that it was in the best interests of our stockholders to adopt specific changes to our 2015 executive compensation program. These changes, as summarized below, are designed to balance the need to attract, motivate, and retain our key executives with stockholder value creation.

Element	Change from 2014
Long-Term Equity Compensation Mix	• Granted two-thirds of long-term equity compensation in the form of restricted stock performance units and one-third in the form of restricted stock awards. No grants of non-qualified stock options
Long-Term Equity Compensation (Restricted Stock Performance Units)	• Returned to a three-year performance and vesting period, from a one-year performance period plus two-year time- vesting period
• Employed TSR (25%), as an external benchmark, and “Performance Profit“(75%) as metrics, compared to return on capital employed (100%)
Annual Cash Incentive Compensation	• Introduced the “balanced scorecard“ component, representing 20% of the total cash incentive calculation
Principal Components of Compensation to our Named Executive Officers in 2015
The following table outlines the elements of total direct compensation used by our Compensation Committee and their respective purposes:

Element of Compensation	Feature (1)	Purpose
Base Salary	—	• Attract and retain high quality executives to drive our success
Annual Cash Incentive	P V	• Motivate and reward our executives to lead their organizations to achieve key annual business objectives
Long-Term Equity Incentive — Restricted Stock Awards	V
•
Drive our performance
•
Align interests of executives with those of stockholders
•
Support our growth strategy and the achievement of long-term performance goals
•
Encourage stock ownership by executives
•
Attract, motivate and retain executive talent

Long-Term Equity Incentive — Restricted Stock Performance Units	P V
Other Compensation (2)	—	• Attract and retain executive talent • Provide market-competitive benefits and tax deferred methods for general savings, including for retirement
_______________

(1)	P represents our performance-based compensation. V represents our variable compensation.

(2)	Principally contributions to the Kraton Savings Plan, contributions to the Benefits Restoration Plan, premiums for Supplemental Disability Insurance and, for Dr. Freund, certain perquisites.

All elements of compensation are reviewed against those of our stated peer group, through the market review of total direct compensation and of each discrete element of total direct compensation (base salary, cash incentive compensation, and long-term equity incentives).

Participants in the Compensation Process
Our Compensation Committee
Our Compensation Committee discharges the responsibility of the board relating to the compensation of our executive officers, including our named executive officers. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com. No information on our, or any other website is incorporated by reference into or otherwise made a part of this proxy statement.
Our Compensation Committee reviews, at least annually, the goals and objectives related to the compensation of our named executive officers. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates the performance of our named executive officers in light of pre-established goals and objectives, and sets the compensation levels of our named executive officers based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers individual performance, company performance, relative stockholder return, and compensation of persons holding comparable positions at our peer companies (described below).
Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our named executive officers. Our Compensation Committee uses information provided by such advisors and consultants to determine the appropriate compensation of our named executive officers.
Our CEO and Executive Management
Our CEO is typically consulted regarding the compensation of the named executive officers other than himself. Our Chief Human Resources Officer regularly attends the meetings of the committee and provides input on compensation matters, as requested by the committee. Our Compensation Committee then meets in executive session without our CEO to review and recommend any changes to the CEO’s recommendations.
Our Compensation Consultants
For 2015, our Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the competitiveness of and provide recommendations with respect to the compensation of our executive officers, including our named executive officers. This included a review of, and recommendations relating to, base salary, targeted annual cash incentive compensation, and targeted long-term equity incentive compensation (both with respect to the design of the program for 2015 and with respect to the targeted grants). In addition, Pearl Meyer provided analysis and advice regarding other compensation matters, including severance, change-in-control, and perquisites. The Compensation Committee retained Pearl Meyer because of its recognized expertise in the field and its institutional knowledge of our business and compensation gained over multiple years of rendering compensation advisory services to us.
Pearl Meyer conducted its analysis relating to 2015 compensation using general industry surveys and the following peer group. These companies were selected because they operate in a similar or comparable industry to ours and have a median revenue and market capitalization comparable to ours.

• A. Schulman, Inc.	• Innophos Holdings, Inc.	• OMNOVA Solutions, Inc.
• Albemarle Corp.	• Innospec, Inc.	• PolyOne Corp.
• Axiall Corp.	• International Flavors & Fragrances, Inc.	• Polypore International, Inc.
• Chemtura Corp.	• Minerals Technologies, Inc.	• Quaker Chemical Corp.
• Cytec Industries, Inc.	• Newmarket Corp.	• Sensient Technologies Corp.
• Ferro Corp.	• Olin Corp.	• Stepan Co.
• Grace & Co.	• OM Group Inc.	• Westlake Chemical Corp.
• H.B. Fuller Co.		• W.R. Grace & Co.

Independence of Compensation Consultants
Our Compensation Committee evaluates the independence of Pearl Meyer yearly under the applicable Exchange Act and NYSE regulations in order to confirm the consultant is independent and meets all applicable regulatory requirements. Pearl Meyer does not provide additional business services to us beyond its provision of executive and director compensation advisory services to our Compensation Committee.
Principles and Philosophy of the Compensation Program
Total Direct Compensation Philosophy
Our Compensation Committee looks to total direct compensation for each named executive officer to determine the individual elements of compensation. Our executive compensation philosophy, as established by our Compensation Committee, is designed to provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives through competitiveness in the marketplace with other publicly-traded companies in similar or comparable industries to ours, whose revenue is similar to ours, and/or with which companies we compete for executive talent.
Pearl Meyer evaluated the annual total direct compensation, including base salary, targeted annual cash incentive compensation, and targeted long-term equity incentive compensation paid to our executive officers against that paid to similarly situated executives at the peer group companies. Based on this analysis completed by Pearl Meyer for 2015, our Compensation Committee considered each component of compensation and determined that our aggregate total direct compensation to our named executive officers as a group was near the median for our peer group. Our Compensation Committee has historically looked to establish total direct compensation for our executives at or near the 50th percentile of the peer group because it balances our interests in recruitment and retention against the interest of avoiding excessive compensation. The Compensation Committee has reserved the right to exercise its independent business judgment, when it deems appropriate, in determining the compensation of our named executive officers or deviating from this target.
2015 Total Direct Compensation
Targeted total direct compensation was generally kept constant between 2014 and 2015 for all of our named executive officers other than Ms. Conley. Ms. Conley’s targeted total direct compensation was increased from 2014 to further align her targeted total direct compensation with the 50th percentile of our peer group. The following summarizes the three key compensation elements for the named executive officers’ targeted total direct compensation for 2015:

•
Base Salary: Only one named executive officer, Ms. Conley, received an increase in 2015 based on our Compensation Committee’s review of our peer group and an assessment of her individual performance. For all of the other named executive officers, 2015 base salaries are equal to base salaries in 2014.

•
Annual Cash Incentive Compensation: Targeted bonus percentage opportunities were unchanged between 2014 and 2015 for all named executive officers. Actual bonus payouts for 2015 performance were, on average, 162.5% of target based on the formulaic results under our annual incentive plan.

•
Long-Term Equity Incentive Awards: Only one named executive officer, Ms. Conley, received an increase in her targeted total long-term incentive award for 2015 based on our Compensation Committee’s review of our peer group and an assessment of her individual performance. For all other named executive officers, targeted total long-term incentive award values did not change. However, actual reported grant date values are different from the targeted amount based on the differences in stock prices used to determine the number of shares to grant (i.e., the average of the high and low stock price the day before the grant date) and the closing stock price used to determine the reported grant date value (i.e., actual closing stock price on the grant date.)

The tables below depict the targeted and reported amounts for three key compensation elements of total direct compensation for our CEO and for our named executive officers, excluding our CEO, as a group, for 2014 and 2015. See “Compensation Decisions and Results” below for further discussion and see our “Summary Cash and Certain Other Compensation” table for all compensation elements.

Long-Term Equity Incentive Awards	Annual Cash Incentive Compensation	Base Salary
Focus on Equity Compensation
Our Compensation Committee focuses on long-term equity incentive compensation in determining the total compensation mix for our named executive officers, including our CEO, with the goal of continuing to provide incentives to executives to create long-term stockholder value as well as to motivate and retain our CEO and other named executive officers.
Our Compensation Committee’s target compensation mix for our CEO and for our named executive officers, excluding our CEO, as a group, is reflected in the charts below:
Our Compensation Committee may approve the grant of equity or equity-based awards from time to time, and in connection with an executive’s commencement of employment with us. These awards, established with reference to long-term incentive compensation paid by our peer group, are intended to align our named executive officers’ long-term interests with those of our company and our stockholders by linking this portion of the executive’s compensation with the performance of our company and our common stock, while also promoting retention through multi-year vesting periods. Our Compensation Committee’s practice is to grant such awards when the trading window opens under our stock trading policy after we have announced our annual and fourth quarter results, provided our Compensation Committee retains the discretion to grant such awards throughout the year. As described more fully below, our Compensation

Committee believes in a diversified approach in delivering equity incentive compensation to further align the interests of our stockholders and management.
Prior to 2015, our targeted equity compensation pay mix consisted of equal parts restricted stock performance units, restricted stock awards and non-qualified stock options. Following additional feedback from our stockholders in 2014, as well as peer information provided by Pearl Meyer, in 2015 our Compensation Committee determined it was in the best interests of our stockholders to cease granting non-qualified stock options.
As a result, in 2015 and 2016, two-thirds of the long-term equity incentive compensation paid to our named executive officers was in the form of restricted stock performance units (“PSUs”) and one-third was in the form of restricted stock awards (“RSAs”). This mix was designed to balance the need to attract, motivate, and retain our key executives with the need to align executive interests with those of our stockholders. Restricted stock awards serve as a useful retention tool by requiring the executive to continue to work for the company during the applicable vesting period. Restricted stock performance units further align the interests of our executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that indicate the successful operation of our business.
The mix of our targeted equity compensation over the previous three years is reflected in the following charts:
Focus on Variable Compensation
Targeted total direct compensation for 2015 for our CEO and for our named executive officers, excluding our CEO, as a group, reflected our Compensation Committee’s focus on granting a significant portion of total compensation in the form of variable compensation, which in the Compensation Committee’s judgment further aligns executive compensation with the creation of long-term stockholder value. The value of variable compensation fluctuates based on the performance of our company and/or the market value of our common stock, taking into account both short-term business performance and long-term share performance.
As described above, three components of our executive compensation program constitute variable compensation: restricted stock awards, restricted stock performance units and annual cash incentive awards. For each of 2014, 2015 and 2016, our Compensation Committee targeted variable compensation at approximately $3.6 million, or 80% of our CEO’s targeted total direct compensation. Additionally, over the same period for our named executive officers, excluding our CEO, as a group, our Compensation Committee targeted variable compensation at 67% of their average aggregate targeted total direct compensation.
In 2015, actual total variable compensation, as calculated in “Named Executive Officer Compensation—Summary of Cash and Certain Other Compensation,” paid to (1) our CEO accounted for approximately 81% of his total direct compensation, representing an increase of 9% from 2014 and (2) our named executive officers, excluding our CEO, as a group, accounted for approximately 70% of their total direct compensation, representing an increase of 16% from 2014.

The following charts depict the actual total variable compensation, in 2015 paid to our CEO and to our named executive officers, excluding our CEO, as a group:
Pay-For-Performance
Our Compensation Committee designs its pay-for-performance philosophy to align executive compensation with the creation of long-term stockholder value. In particular, pay-for-performance is accomplished through long-term equity incentive compensation (as described above) and short-term cash incentive compensation, each primarily based on pre-established performance goals. Our Compensation Committee philosophy that a significant portion of our named executive officers’ total compensation should be comprised of performance-based compensation tied to the business and individual overall performance in a given year. For 2015, annual cash incentive compensation was based entirely on the achievement of performance goals approved in advance by our Compensation Committee and our board.
Directional Relationship between Pay and Key Performance Metrics
The charts below illustrate our pay and performance alignment by comparing our Adjusted EBITDA, one of our key business performance targets established by our Compensation Committee, to our CEO’s total reported compensation, each over the last three years. Adjusted EBITDA is a key metric we use in managing our business and as reflected below, we have achieved year-over-year improvement in our key performance metric. For a reconciliation of net income to adjusted EBITDA , please refer to “Annex B – Non-GAAP Reconciliations.”
We also recognize the importance of long term total shareholder return (“TSR”) performance.  We include relative TSR as one of the measures in our restricted stock performance unit awards.  Despite our financial and operational highlights in 2015, our stock price declined in December 2015 which affected our TSR. However, we believe that our annual focus on adjusted EBITDA will support TSR performance over the long term.

Realized and Realizable Pay
Our Compensation Committee considers realized and realizable pay in determining our CEO’s compensation, which reflects our Compensation Committee’s continuing focus on pay-for-performance. To better understand the performance-based nature of our Compensation Committee’s philosophy, it is important to show the difference, for each of the years for which disclosure is included in this proxy statement, between the compensation (i) for our CEO as shown in the summary compensation table, (ii) that our CEO actually realized, and (iii) that our CEO could have realized as of December 31, 2015 based on our closing stock price on such date.
We are supplying supplemental information on realized and realizable pay for our CEO as set forth in the following graphs and tabular presentation:

CEO Realized Pay
Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)	Difference from Summary Compensation Table
2015	875,000	315,461	—	1,420,794	—	145,041	2,756,296	(48)%
2014	856,250	464,660	—	348,250	3,937	169,016	1,842,113	(54)%
2013	783,750	—	—	506,372	—	162,960	1,453,082	(62)%
________________

(1)	Value realized from the vesting of stock awards as reported in the Option Exercises and Stock Vested table for each year.

(2)	Value realized from the exercise of stock options as reported in the Option Exercises and Stock Vested table for each year.

CEO Realizable Pay
Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)	Difference from Summary Compensation Table
2015	875,000	2,283,460	—	1,420,794	—	145,041	4,724,295	(11)%
2014	856,250	814,773	—	348,250	3,937	169,016	2,192,226	(45)%
2013	783,750	557,498	—	506,372	—	162,960	2,010,580	(48)%
________________

(1)
Value that could be realized from the vesting of stock awards based on the December 31, 2015 closing price for our common stock on the NYSE. For performance restricted stock units, this valuation: (i) assumes vesting at target levels for the performance units granted in 2015, (ii) uses the certified performance level of 0.525x target for units granted in 2014 and (iii) use the certified zero payout for units granted in 2013.

(2)
Value that could be realized from the exercise of stock options for each year, calculated as the spread between the exercise price of the option and the $16.61 closing price of our common stock on the New York Stock Exchange on December 31, 2015.

For the past three years, our CEO’s realized and realizable pay were lower than his reported pay, primarily because of our Compensation Committee’s focus on performance-based equity compensation and because:

•	our CEO did not exercise any Options in 2013, 2014 or 2015 as the market price remained below the exercise price;

•	our Compensation Committee certified a zero payout for the 2013 grants of PSUs; and

•	our Compensation Committee certified an actual performance factor of 0.525x target for the 2014 grants of PSUs.
Our Compensation Committee believes that non-qualified stock options are performance-based, as the value of a stock option is not realized unless and until the stock performance exceeds the price of the option. In 2015, had our Compensation Committee continued the long-term equity compensation mix used in 2014, and as further discussed above, the non-qualified stock options would have had a zero realizable value, and would have reduced our CEO’s 2015 realizable pay.
Compensation Decisions and Results
Base Salary
Our Compensation Committee reviews the base salaries of our named executive officers on an annual basis and determines if a change in base salary is warranted based on its review of individual performance, compensation comparisons (with executives in comparable positions at peer companies and comparisons among our other executives), consultation with our CEO and consideration of each named executive officer’s experience and skills. Base salary is a necessary component of total compensation to attract and retain executive talent.
The Compensation Committee starts with a review to establish total direct compensation and then determines the component parts. For our CEO, base salary accounted for approximately 20% of 2015 targeted total direct compensation, and for our named executive officers, excluding our CEO, as a group, base salary accounted for approximately 32% of 2015 targeted total direct compensation. Our Compensation Committee believes these levels provide a significant retention effect for our named executive officers, but are also consistent with the objective of paying a significant portion of total cash compensation as variable compensation, ensuring that a significant portion is directly performance-based compensation.
Each of our named executive officers remains at or near the 50th percentile for our peer group in base salary, consistent with our overall compensation philosophy. The base salary for our CEO, which is below the 50th percentile for our peer group, has remained unchanged since April 1, 2014. Similarly, the aggregate base salary for each of our named executive officers, excluding our CEO, has remained largely unchanged since 2014, increasing only 2% in 2015 and 3% in 2016. These base salary determinations reflect our Compensation Committee’s focus on market-based pay compared to peer companies and on long-term equity as a significant component of total compensation.

Named Executive Officer	2015 Base Salary ($)	YOY Change (%)	2016 Base Salary ($)	YOY Change (%)
Kevin M. Fogarty	875,000	—	875,000	—
Stephen E. Tremblay	450,000	—	475,000	5.6
Holger R. Jung	375,000	—	400,000	6.7
Lothar F. P. Freund	350,000	—	350,000	—
Melinda S. Conley	325,000	10.2	325,000	—
Annual Cash Incentive Compensation
Cash incentive awards are made under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan (the “Cash Incentive Plan“). The purposes of annual cash incentive compensation are to promote the interests of our company and our stockholders by providing variable cash compensation opportunities that are competitive with other companies and by providing annual performance-based cash bonus awards to those individuals who contribute to the short-term performance and long-term performance and growth of our company. Generally, our Compensation Committee will establish target bonuses for employees based on position, level of responsibility, and, as it relates to our named executive officers, the annual peer data provided by Pearl Meyer. Awards are granted based on the achievement of performance goals specified in the Cash Incentive Plan at performance levels established by our Compensation Committee during the first 90 days of the calendar year for which the goals apply.
Participants receive payments, if any, in cash following written certification by our Compensation Committee of the extent to which the applicable performance targets have been achieved, and in no event later than March 15 following the end of the performance period to which such certification relates. A participant must be an employee on the last day of the plan year and on the payment date in order to receive payment of an award. The amount paid to a participant under the plan may not exceed $3,000,000 per plan year. We adopted the Cash Incentive Plan to take advantage of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. The plan contains additional limitations and requirements for awards to Covered Employees (as defined in Section 162(m) of the Code), including our named executive officers.
Year-over-year Results
Targeted amounts of annual cash incentive compensation remained unchanged for our CEO over 2014 and 2015, and targeted amounts of annual cash incentive compensation for our named executive officers, excluding our CEO, as a group, increased 1.7% in 2015 as compared to 2014, due to base salary increase for Ms. Conley as described above. However, actual annual cash incentive compensation paid to all of our named executed officers increased in 2015 as compared to 2014.

Targeted	Actual

As a result of delivering full year adjusted EBITDA and generating $104 million in cash from operating activities on a full-year basis for 2015, an increase of $74 million compared to cash from operating activities in 2014, we exceeded the performance metrics that our Compensation Committee adjudged as aligned with the creation of long-term stockholder value. Our achievement of business performance resulted in the payment of above-target levels of cash incentive compensation. As a result, the cash incentive compensation paid to our named executive officers, as a group, increased both in the aggregate and as a percentage of base salary, consistent with our pay-for-performance philosophy. On average, the total payout percentage for our named executive officers was 162.5% of their target bonus, representing a 122.8% increase from the actual payout percentage for each named executive officer of 39.8% in 2014. Annual cash incentive compensation paid to our named executive officers has averaged below-target over a six-year period and, for 2015 represents the first above-target payout for annual cash incentive compensation since 2010.
Formula and Metrics for Annual Cash Incentive Compensation
Our Compensation Committee determined that the annual cash incentive compensation for 2015 would be based on business performance and results against a balanced scorecard of key strategic objectives, with an assigned percentage weighting to the achievement of each.
Our Compensation Committee applied the following formula, shown at target, to calculate annual cash incentive compensation awards for our named executive officers:

Business Performance (80%)	+	Balanced Scorecard (20%)	=	Annual Cash Incentive Compensation
Target Bonus x 0.80 x Company Factor		Target Bonus x 0.20 x Balance Scorecard Funding Factor x Balanced Scorecard Percentage
The Compensation Committee also established threshold, target and stretch multipliers for the performance targets, which provided a bonus multiplier that could range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the company meets or exceeds the maximum, or stretch, goal. The Compensation Committee’s determinations of Target Bonus, Company Factor, Balanced Scorecard Funding Factor and Balanced Scorecard Percentage are detailed below.
Target Bonus Amounts
In February 2015, our Compensation Committee approved the following 2015 target bonus amounts for the bonus year that ended December 31, 2015, which are unchanged from 2014. Depending on actual performance levels achieved, our named executive officers can earn 0.0x to up to 2.0x his or her target bonus.

Named Executive Officer	Target Bonus	YOY Change (%)	Bonus Range ($)(1)
Kevin M. Fogarty	1.0 x Base Salary	—	0 - 1,750,000
Stephen E. Tremblay	.65 x Base Salary	—	0 - 585,000
Holger R. Jung	.60 x Base Salary	—	0 - 450,000
Lothar F. P. Freund	.60 x Base Salary	—	0 - 420,000
Melinda S. Conley	.50x Base Salary	—	0 - 325,000
__________________

(1)	Depending on actual performance, cash incentive bonuses can range from zero to 2x times his or her target bonus.

Business Performance and the Company Factor
The business performance targets were based on our achievement of adjusted EBITDA and operating cash flow. As a result of delivering full year adjusted EBITDA and generating $104 million in cash from operating activities on a full-year basis for 2015, an increase of $74 million compared to cash from operating activities in 2014, we exceeded the performance metrics established by our Compensation Committee.
For 2015, our business performance targets, the respective weighting of various components of the case incentive plan, and results are summarized in the table below.
($ in millions)

Metric	Weighting	Threshold 0.3x	Target 1.0x	Stretch 2.0x	2015 Actual	2015 Factor
Adjusted EBITDA(1)	75%	$130	$153	$176	$167.4	1.63
Operating Cash Flow	25%	$74	$97	$120	$111.2	1.62
					Company Factor:	1.625
__________________

(1)
The Adjusted EBITDA targets for 2015 were established based on our 2015 business plan and with reference to market conditions, known challenges, and year-over-year performance in comparison to 2014. For a reconciliation of Net Income to Adjusted EBITDA, please refer to “Annex B – Non-GAAP Reconciliations.”

Individual Performance and the Balanced Scorecard
After a review with Pearl Meyer of peer group short-term cash incentive plans, our Compensation Committee determined that a “balanced scorecard” was in the best interests of our stockholders and provided additional focus on long-term strategic objectives, including, in particular the three-part strategy that management was pursuing in 2015: revitalization of organic growth, cost reset to improve the company’s competitive position, and pursuit of strategic acquisitions that would complement the company’s existing portfolio. Under a “balanced scorecard” approach, our Compensation Committee sets key strategic objectives for each named executive officer against which the named executive officer’s performance is analyzed. The level of performance against these key strategic objectives results in the “Balanced Scorecard Percentage”. In 2015, the key strategic objectives for our named executive officers were as follows:

Objective	Kevin M. Fogarty	Stephen E. Tremblay	Holger R. Jung	Lothar F.P. Freund	Melinda S. Conley
Revitalize Organic Growth	✓	—	✓	✓	✓
Reset Costs Per StratPlan 2015	✓	✓	✓	✓	✓
Mergers & Acquisitions	✓	✓	—	—	—
Talent Management	✓	✓	✓	✓	✓
The individual’s Balanced Scorecard Percentage is used along with the Balanced Scorecard Funding Factor to determine the overall Individual Performance component of the annual cash incentive compensation. The portion of the executive’s cash incentive compensation based on individual performance was payable from a pool established based on the company’s achievement of the same Adjusted EBITDA targets established by the Compensation Committee for the business performance targets, as follows:

Performance Level (based on achievement of Adjusted EBITDA)	Balanced Scorecard Pool Funding
Threshold Adjusted EBITDA Performance	80%
Target Adjusted EBITDA Performance	110%
Maximum Adjusted EBITDA Performance	200%
Executives were eligible for payments from the pool in amounts from 0%-200% of that portion of their total bonus amount payable under the balanced scorecard (i.e., 20% of total target cash incentive opportunity) based on performance against the balanced scorecard. In no event may the aggregate payout for individual performance be in excess of the total pool established for the balanced scorecard.

Annual Cash Incentive Compensation Grants for 2015
Our achievement of business and balanced scorecard performance resulted in the payment of above-target levels of cash incentive compensation. As a result we paid total cash incentive compensation to our named executive officers in the following amounts for 2015:

	Business Performance (80%)		+	Individual Performance (20%)			=	Total 2015 Annual Cash Incentive ($)
Named Executive Officer	Company Factor	Business Performance Component ($)		Balanced Scorecard Percentage	Balanced Scorecard Funding Factor	Balanced Scorecard Component ($)(2)
Kevin M. Fogarty	1.625	1,137,500		100%	1.63 (1)	285,250		1,420,794
Stephen E. Tremblay	1.625	380,250		120%	1.63	95,355		494,676
Holger R. Jung	1.625	292,500		90%	1.63	73,350		358,515
Lothar F. P. Freund	1.625	273,000		100%	1.63	68,460		341,460
Melinda S. Conley	1.625	211,250		90%	1.63	52,975		258,928
________________

(1)
Our Compensation Committee used negative discretion in reducing the amount of Mr. Fogarty’s annual cash incentive plan to ensure adequate coverage of all other incentive payments by the balanced scorecard pool.

(2)	In 2015, the balanced scorecard pool was $722,362 for all executives, including $575,390 allocated to our named executive officers.
Changes to Annual Cash Incentive Compensation Determinations for 2016
Our Compensation Committee determined that it was in the best interests of our stockholders to continue the fundamental mechanisms used in 2015 to determine annual cash incentive awards for 2016 grants (as described in detail above). However, as a result of our acquisition of Arizona Chemical and our related debt financings, our Compensation Committee approved the below disclosed changes to the 2015 approach to ensure a continued alignment with the creation of long-term stockholder value. Any such bonuses will be paid in cash, and we expect that such payments, if any, will be made on or before March 15, 2017.
Target Bonus Amounts
For the bonus year that ends December 31, 2016, the target bonus percentage opportunity increased for only one named executive officer, Mr. Tremblay, based on our Compensation Committee’s review of our peer group and an assessment of his individual performance, as summarized in the table below.

Named Executive Officer	Target Bonus	YOY Change (%)	Bonus Range ($)(1)
Kevin M. Fogarty	1.0 x Base Salary	—	0 - 1,750,000
Stephen E. Tremblay	.70 x Base Salary	7.7	0 - 665,000
Holger R. Jung	.60 x Base Salary	—	0 - 480,000
Lothar F. P. Freund	.60 x Base Salary	—	0 - 420,000
Melinda S. Conley	.50x Base Salary	—	0 - 325,000
__________________

(1)	Depending on actual performance, cash incentive bonuses can range from zero to 2x times his or her target bonus.

Business Performance Targets
For 2016, our business performance targets (80% of total target cash incentive opportunity) for the Kraton Leadership Team, which includes our named executive officers, will be based seventy-five percent (75%) on the achievement of Adjusted EBITDA and twenty-five percent (25%) on the achievement of net debt.
The net debt and adjusted EBITDA targets for 2016 have been established based on our business plan and with reference to market conditions, known challenges, and, as applicable, year-over-year performance in comparison to 2015; however, as such information is competitively sensitive, the exact targets will be disclosed in the proxy statement for our 2017 annual general meeting of stockholders. The overall target for 2016 performance represents a year-over-year increase to actual 2015 results.
Individual Performance and Balanced Scorecard
At 100% funding, the balanced scorecard pool will be equal to the aggregate of 20% of all executive officers’ (including our named executive officers) target bonus amounts, currently estimated at approximately $492,996. The balanced scorecard pool funding levels for 2016 were tightened as follows:

Performance Level (based on achievement of Adjusted EBITDA)	Bonus Pool Funding Level	YOY Change (%)
Threshold Adjusted EBITDA Performance	75%	(6.25)
Target Adjusted EBITDA Performance	100%	(9.00)
Maximum Adjusted EBITDA Performance	125%	(37.50)
Long-Term Equity Incentive Compensation
Equity awards are made under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan“). The 2009 Equity Incentive Plan is designed to promote the interests of the company and its stockholders by providing employees, independent contractors and eligible non-employee directors of the company with incentives and rewards to encourage continued service to the company. The 2009 Equity Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance-based compensation awards, in addition to other equity or equity-based awards as the board determines necessary from time to time. The 2009 Equity Incentive Plan is administered by our Compensation Committee. At December 31, 2015, there were 1,465,609 shares of our common stock available for issuance under the 2009 Equity Incentive Plan. Subject to the terms of the 2009 Equity Incentive Plan, 1,000,000 of the total reserved shares may be used to issue incentive stock options. Subject to adjustment, no participant may receive awards under the 2009 Equity Incentive Plan in any calendar year that relate to more than 300,000 shares of common stock. In 2015 and 2016 our Compensation Committee granted restricted stock awards and restricted stock performance units to our named executive officers.
Year-over-Year Results
Although targeted amounts of long-term equity incentive compensation remained unchanged for our CEO over 2014 and 2015, actual long-term equity incentive compensation for our CEO increased in 2015 by approximately 9% as compared to 2014, as a result of varying grant date fair value for restricted stock awards and non-qualified stock options, as more fully described above. Similarly, targeted amounts of long-term equity incentive compensation for our named executive officers, excluding our CEO, as a group, remained relatively unchanged except for an approximate 2% increase in 2015 as compared to 2014, due to an increase in targeted amounts for Ms. Conley. However actual long-term equity incentive compensation for this group increased by approximately 12% in 2015 as compared to 2014 as a result of varying grant date fair value for restricted stock awards and non-qualified stock options, as more fully described above.

Targeted	Actual
Our Compensation Committee reviewed peer data and determined that these levels of long-term equity incentive compensation met our overall pay-for-performance compensation philosophy of targeting total direct compensation at or near the 50th percentile of our peers and additionally served to motivate and retain the executive team and further aligned executives with the creation of long-term stockholder value.
Formula and Metrics for Restricted Stock Performance Units
Our Compensation Committee reviewed potential metrics and determined that, for grants of restricted stock performance units in each of 2015 and 2016, both relative TSR, as an external benchmark, and “Performance Profit” (defined below), render an appropriate mix that not only provides an incentive to the executive but is also in the best interests of our stockholders. The components are weighted as follows:

Performance Profit (75%)	+	Relative TSR (25%)	=	Restricted Stock Performance Unit Award
Performance Profit
Performance Profit is a performance measure largely based on the achievement of return on capital. Our Compensation Committee reviewed the relationship between Performance Profit and return on capital employed and determined that Performance Profit was an appropriate way to ensure continued focus on return on capital over a three-year period. The actual Performance Profit in a given year is equal to Adjusted EBITDA, less non-cash compensation expense, less depreciation and amortization expense, net of taxes at a specified rate (15% for 2015 and 29% for 2016). The Performance Profit target for a given year will be a dollar amount determined by multiplying the actual average capital employed for the year (where actual average capital employed is equal to the annual average of total assets, less excess cash greater than $50 million, less total current liabilities, plus the current portion of long-term debt, all determined on a US GAAP basis) by a return percentage. The return percentage was determined by the Compensation Committee to ensure a meaningful improvement of return on capital employed. The three-year cumulative target is the sum of the Performance Profit target dollar amounts for each of the three years during the performance period. At the end of the three year performance period, cumulative actual Performance Profit will be compared against the cumulative Performance Profit target to determine achievement of threshold, target, or stretch performance.

Our Compensation Committee determined that the threshold, target and stretch levels for each of Performance Profit and Relative TSR (as described in more detail below) for restricted stock performance units granted in 2015 are:

Level	Performance Profit (Return Percentage)			Relative TSR (Percentile Rank)
	2015	2016	2017
Threshold (0.5x Target)	5%	7%	9%	30th
Target (1.0x Target)	6%	8%	10%	50th
Stretch (2.0x Target)	7%	9%	11%	75th
Relative TSR
Relative TSR means the difference in the compound annual growth in starting stock price (i.e., the closing price on December 31 of the grant year) and ending stock price (i.e., the closing price on December 31 three years from the grant year) plus reinvestment of dividends on the ex-dividend date. This number will be compared to a specified performance peer group, with the payout based on our percentile rank relative to the performance peer group. Our performance peer group is a subset of the Russell 3000 index’s specialty chemical and diversified chemical companies, plus any current compensation peer companies not already included (48 companies).
Our relative TSR performance peer group is comprised of:

A Schulman, Inc.	Eastman Chemical Corp.	Landec Corp.	Rayonier Advanced Materials, Inc.
Advanced Emissions Solutions, Inc.	Ecolab, Inc.	LSB Industries	Rockwood Holdings, Inc.
Albemarle Corp	Ferro Corp.	Minerals Technologies, Inc.	RPM International, Inc.
Ashland, Inc.	Flotek Industries, Inc	NewMarket Corporation	Senomyx, Inc.
Axiall Corp.	FMC Corp.	Olin Corp.	Sensient Technologies Corp.
Balchem Corp.	FutureFuel Corp.	OM Group, Inc.	Sherwin-Williams Company
Celanese Corp	HB Fuller Co.	OMNOVA Solutions, Inc.	Sigma-Aldrich Corp.
Chase Corp.	Huntsman Corp.	Platform Specialty Products Corp.	Stepan Company
Chemtura Corp.	Innophus Holdings, Inc.	PolyOne Corp.	The Valspar Corporation
Cytec Industries, Inc.	Innospec, Inc.	Polypore International, Inc.	W.R. Grace & Co.
Dow Chemical Company	International Flavors & Fragrances, Inc.	PPG Industries, Inc.	Westlake Chemical Corp.
E.I. du Pont de Nemours & Co	KMG Chemicals, Inc.	Quaker Chemical Corp.	Zep, Inc.
Restricted Stock and Restricted Stock Performance Unit Grants for 2015 and 2016
In each of February 2015 and 2016, our Compensation Committee approved long-term equity incentive compensation to our named executive officers at targeted amounts, resulting in the following grant (performance units reported at target levels):

	2015 Grants		2016 Grants
Named Executive Officer	Restricted Stock (#) (1)	Performance Units (#) (2)	Restricted Stock (#) (1)	Performance Units (#) (2)
Kevin M. Fogarty	45,825	91,650	55,556	111,111
Stephen E. Tremblay	13,578	27,155	16,461	32,922
Holger R. Jung	10,183	20,367	12,346	24,691
Lothar F. P. Freund	9,335	18,669	11,317	22,634
Melinda S. Conley	5,940	11,880	7,202	14,403
________________
(1)    The restricted stock awards are subject to three-year cliff vesting.

(2)
The restricted stock performance units will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the committee-established metrics for the achievement of cumulative performance profit (75% of the performance units) and relative total shareholder return (25% of the performance units).

Changes to Restricted Stock Performance Unit Determinations for 2016
Our Compensation Committee determined that it was in the best interests of our stockholders to continue the fundamental mechanisms used in 2015 (as described in detail above) to determine long-term equity incentive compensation for 2016 grants. Our Compensation Committee approved the following three-year attainment levels for performance profit and relative TSR for the 2016 grants:

Level	Performance Profit (1) (Return Percentage)			Relative TSR (Percentile Rank)
	2016	2017	2018
Threshold (0.5x Target)	6.0%	7.5%	9.0%	30th
Target (1.0x Target)	7.0%	8.5%	10.0%	50th
Stretch (2.0x Target)	8.0%	9.5%	11.0%	75th
________________

(1)	The actual Performance Profit is equal to Adjusted EBITDA, less non-cash compensation expense, less depreciation and amortization expense, net of taxes at 29%.
Determination of 2013 and 2014 Restricted Stock Performance Units
In February 2015, our Compensation Committee certified the actual performance factor of 0.525x on the restricted stock performance units granted in 2014 (“2014 Grants”) due to our achievement of a one-year return on capital employed of 4.35%, which was above the threshold of 4.3%. The 2014 Grants had a one-year performance period but the underlying shares remain subject to vesting until December 31, 2017. In February 2016, our Compensation Committee certified a zero payout on the restricted stock performance units grants in 2013 (“2013 Grants”) due to our attainment of a three-year cumulative adjusted EBITDA at ECRC of $444.6 million, which was below the threshold of $476 million. The 2013 Grants had a three-year performance period and vesting period.
The table below sets forth the number of shares of common stock granted at target, the grant-date fair value for each award, and the value realized (or realizable) for the 2013 Grants and the 2014 Grants:

	2013 Grants			2014 Grants
Named Executive Officer	# Shares at Target	Value of Grant (1)	Value Realized (2)	# Shares at Target	Value of Grant (1)	Realizable Value (3)
Kevin M. Fogarty	33,564	$799,998	$0	32,166	$867,517	$280,493
Stephen E. Tremblay	7,551	$179,978	$0	9,507	$256,404	$82,901
Holger R. Jung	4,866	$115,981	$0	7,148	$192,782	$62,337
Lothar F. P. Freund	4,866	$115,981	$0	6,540	$176,384	$57,039
Melinda S. Conley	4,195	$99,988	$0	3,574	$96,391	$16,359
________________

(1)
The grant-date fair value for each award is computed in accordance with ASC 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 4, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
The threshold performance was a three-year cumulative Adjusted EBITDA at ECRC of $476 million. We met three-year cumulative Adjusted EBITDA at ECRC of $444.6. The zero payout was certified by our Compensation Committee in February 2016.

(3)
The threshold performance was a one-year return on capital employed (“ROCE“) of 4.3%. We met a one-year ROCE of 4.35%. The actual performance factor of 0.525x target was certified in February 2015. The shares remain subject to vesting until December 31, 2017. The realizable value is calculated based on the closing price of our common stock on December 31, 2015, the last trading day of the year, which was $16.61.

2016 - 2018 Executive Officer Special Retention Award
Kraton Polymers LLC, our wholly-owned subsidiary, acquired all of the outstanding capital stock of Arizona Chemical on January 6, 2016. On February 10, 2016, the Compensation Committee approved the payment of a special retention award (“Retention Awards”) to several of our executive officers, including two of our named executive officers and including our principal financial officer (such named executive officers being referred to as the “Eligible Officers”), in recognition of significant contributions made in connection with the acquisition of Arizona Chemical and their continuing work on integrating our operations with those of Arizona Chemical. Our acquisition of Arizona Chemical and our integration of Arizona Chemical serve as a strong foundation for future growth and supports our long term strategic plan. The Retention Awards payable to the Eligible Officers will be paid in cash and will vest in full on January 6, 2018, subject to the respective Eligible Officer remaining continuously employed by the Company through the date of vesting. The Retention Awards are in addition to any bonuses the Eligible Officers may be entitled to receive under any other bonus plans of the Company.
The Retention Awards payable to Eligible Officers are:

Eligible Officer	Retention Award
Stephen E. Tremblay	$292,500
Melinda S. Conley	$81,250
Other Compensation
Fringe Benefits/Perquisites
We reimburse Dr. Freund (i) for travel expenses to his home country of Germany for himself and his spouse and up to two of his dependents once per year and (ii) for expenses related to tax return preparation. We provide these perquisites to Dr. Freund because they aid us in retaining his valuable services and yet can be provided at relatively little cost to the company. No other material fringe benefits or perquisites were provided to our named executive officers in 2015.
Supplemental Disability Insurance
Our senior managers and executives, including our named executive officers, participate in a supplemental disability insurance program for which the premiums are paid by the company. The plan provides disability income protection at 60% of base salary and annual cash incentive compensation with no maximum benefit. Annual premiums for our named executive officers ranged from $3,950 to $24,274 for 2015. The Compensation Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our named executive officers.
U.S. 401(k) Plan
Our named executive officers are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.
Non-Qualified Defined Benefits Restoration Plan
Our named executive officers who participate in our U.S. 401(k) plan are eligible to participate in a non-qualified defined benefits restoration plan. This non-qualified plan is intended to restore certain benefits that may not be provided under the tax-qualified savings plan due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code.
U.S. Pension Plan
Our named executive officers who were hired prior to October 15, 2005, which include Messrs. Fogarty and Freund, were afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (i) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (ii) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.
Retiree Medical Benefits
Health and welfare benefits are provided to eligible employees in the United States, including our named executive officers, who retire from Kraton Performance Polymers. Retirees under the age of 65 are eligible for the same medical, dental, and vision plans as active employees. To be an eligible participant, employees must retire on or after age 50 with 80 “points” (age plus eligibility service is greater than or equal to 80) or retire on or after age 65 and have at least 10 years of eligibility service or retire due to a disability. The portion the company will pay for the post-retirement medical premium ranges from $2,400 to $6,800 per covered individual on an annual basis.
Components of Post-Employment Compensation
Executive Severance Program
Certain of our executives, including our named executive officers, participate in the Kraton Performance Polymers, Inc. Executive Severance Program. The Compensation Committee provides severance to our executive officers because it is consistent with the market practice among our peer companies, and, in the business judgment of the Compensation Committee, is necessary for our recruitment and retention goals. Each of the participants in the program has executed a non-competition and confidentiality agreement.
The severance program provides for severance payments upon certain events terminating employment. In the event the named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason” (as each such term is defined in the severance program), Mr. Fogarty would be entitled to 18 months of salary, up to 18 months of medical benefit continuation and a lump-sum payment equal to 1.5 times the average bonus over the prior three years, and other named executive officers would be entitled to 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years. In the event such termination occurs within one year immediately following a change in control of Kraton, Mr. Fogarty would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the target bonus for that year for Mr. Fogarty, and other named executive officers would be entitled to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the target bonus for that year. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals.
Other Compensation Policies
Financial Restatement
The 2009 Equity Incentive Plan and the Cash Incentive Plan each provide that performance-based compensation granted under such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.

Executive Compensation Recoupment Policy
The company has also adopted an Executive Compensation Recoupment Policy. The policy covers our Section 16 reporting persons under the Exchange Act, which includes our named executive officers. The policy provides that we will, to the extent permitted by applicable law, seek to recover, at the direction of the Compensation Committee after it has considered the costs and benefits of doing so, any annual incentive compensation payment, long-term incentive payment or other payment to a covered executive under the following circumstances:

•	the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements as filed with the SEC;

•	the Compensation Committee determines that the covered executive engaged in fraud or willful misconduct that caused or substantially caused the substantial restatement; and

•	a lower payment would have been made to the covered executive based upon the restated financial results.
In each instance, we will to the extent practicable seek to recover from the covered executive the amount by which the Compensation Committee has determined that an incentive payment made in the prior three years to such covered executive for the relevant period exceeded the lower payment that would have been made based on the restated financial results.
The company intends to modify the policy to the extent required under Section 954 of the Dodd Frank Act when final rules are promulgated.
Executive Stock Ownership Guidelines
To further align the financial interests of our executives with those of our stockholders, our board has adopted executive stock ownership guidelines. The guidelines apply to our Section 16 reporting persons under the Exchange Act, which includes our named executive officers.
Our guidelines provide that our executives should own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
CEO	5X
CFO	3X
Chief Commercial Officer; Chief Technology Officer; VP – Operations	1.5X
Other Executives	1X
Each executive covered by the guideline is expected to comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During this five-year period, the covered executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2015, it was determined that all executives subject to the guidelines were making reasonable progress toward their respective ownership targets.
Trading in Our Stock Derivatives
Our Stock Trading Policy prohibits our employees, including our named executive officers, from speculative trading in our common stock, including the trading of stock derivatives.
Hedging and Pledging by Executive Officers and Directors
Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Kraton stock as security by our directors or executive officers.
Compensation Risk Assessment
As part of the process undertaken to design and implement our compensation plan, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed, in addition to our compensation policies and practices, our gain-sharing plans at our manufacturing locations, our annual cash incentive compensation plan, our discretionary recognition award program, our sales compensation plans and our equity incentive compensation program. In addition, the committee consulted with Pearl Meyer, which opined that none of our compensation policies, practices, or plans, encourages employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s review of the company’s policies, practices, and procedures of compensating its employees, including non-executive officers, and Pearl Meyer’s assessment, the Compensation Committee has determined that risks arising from our compensation policies, practices, and procedures are not reasonably likely to have a material adverse effect on the company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with Kraton’s management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Anna C. Catalano
Steven J. Demetriou, Chairman
Dan F. Smith
Karen A. Twitchell

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary of Cash and Certain Other Compensation
The following table provides information concerning compensation we paid or accrued on behalf of our principal executive officer, principal financial officer and the other three most highly compensated executive officers serving at December 31, 2015, who are sometimes referred to herein as our “named executive officers.” In accordance with SEC rules, we exclude changes in pension value and non-qualified deferred compensation earnings from our determination of our most highly-compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Non-equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	2015	875,000	—	2,885,261	—	1,420,794	—	145,041	5,326,096
President and Chief Executive Officer	2014	856,250	—	1,735,034	900,001	348,250	3,937	169,016	4,012,488
	2013	783,750	—	1,599,996	799,993	506,372	—	162,960	3,853,071

Stephen E. Tremblay	2015	450,000	—	854,885	—	494,676	—	64,566	1,864,127
Executive Vice President and Chief Financial Officer	2014	442,500	—	513,779	266,001	116,415	—	78,968	1,417,663
	2013	413,750	—	359,956	179,999	178,942	—	65,682	1,198,330

Holger R. Jung	2015	375,000	—	641,170	—	358,515	—	33,463	1,408,148
Senior Vice President and Chief Commercial Officer	2014	371,500	—	385,563	200,003	89,550	—	35,842	1,082,458
	2013	358,250	—	232,963	116,989	111,677	—	32,869	852,748

Lothar F. P. Freund	2015	350,000	—	587,735	—	341,460	—	50,698	1,329,893
Senior Vice President and Chief Technology Officer	2014	347,000	—	353,739	183,001	83,580	2,221	55,916	1,025,457
	2013	334,750	—	232,963	116,989	108,187	—	56,325	849,214

Melinda S. Conley	2015	311,875	—	373,998	—	258,928	—	24,155	968,956
Vice President and Chief Human Resources Officer	2014	291,250	—	192,782	100,001	58,705	—	23,462	668,214
	2013	278,750	—	199,976	99,991	85,045	—	16,639	680,401
_______________

(1)
Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value with respect to restricted stock awards and option awards, in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 4, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
This column consists of awards of restricted stock awards and restricted stock performance units granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. For amounts listed in this column for 2015, the restricted stock performance units are reported at target levels: Mr. Fogarty - $1,957,992; Mr. Tremblay - $580,134; Dr. Jung - $435,117; Dr. Freund - $398,841; and Ms. Conley - $253,802. Assuming the restricted stock performance units were presented at the maximum performance level, the grant date fair value of the restricted stock performance units would be equal to two times this target amount.

(3)	This column consists of awards of options to purchase shares of our common stock granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated.

(4)
Amounts listed in this column for 2015 consist of cash incentive payments pursuant to the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan. Please see the discussion of the specific components of the incentive compensation plan under Compensation Discussion and Analysis—Compensation Decisions and Results—Annual Cash Incentive Compensation.

(5)
All amounts in this column reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our pension plan during the applicable periods. Our named executive officers do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

(6)
Amounts in this column for 2015 consist of (a) contributions to the savings plan by Kraton on behalf of Messrs. Fogarty, Tremblay, Jung and Freund and Ms. Conley in the amounts of $110,767, $56,642, $27,873, $43,358 and $22,572, respectively; (b) for Dr. Freund, reimbursement in the amount of $6,741 for travel expenses to his home country of Germany for himself and his direct family members; and (c) for Messrs. Fogarty, Tremblay and Jung and Ms. Conley premiums for supplemental disability insurance in the amounts of $34,274, $7,924, $4,995 and $988, respectively.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2015 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,465,609 (2)	24.47	1,231,675
Equity compensation plans not approved by stockholders	—	—	—
Total:	1,465,609 (2)	24.47	1,231,675
________________

(1)	Represents equity securities remaining available for future issuance under the 2009 Equity Incentive Plan.

(2)	217,815 of these options, warrants and rights were issued under the TJ Chemical Holdings LLC 2004 Option Plan. Stockholder approval of this plan occurred prior to our initial public offering.
Grants of Plan-Based Awards
The following table provides details regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Kevin M. Fogarty		437,500	875,000	1,750,000	—	—	—	—	—
	2/27/2015	—	—	—	45,825	91,650	183,300	—	1,957,992
	2/27/2015	—	—	—	—	—	—	45,825	927,269
Stephen E. Tremblay		146,250	292,500	585,000	—	—	—	—	—
	2/27/2015	—	—	—	13,578	27,155	54,310	—	580,134
	2/27/2015	—	—	—	—	—	—	13,578	274,751
Holger R. Jung		112,500	225,000	450,000	—	—	—	—	—
	2/27/2015	—	—	—	10,184	20,367	40,734	—	435,117
	2/27/2015	—	—	—	—	—	—	10,183	206,053
Lothar F. P. Freund		105,000	210,000	420,000	—	—	—	—	—
	2/27/2015	—	—	—	9,335	18,669	37,338	—	398,841
	2/27/2015	—	—	—	—	—	—	9,335	188,894
Melinda S. Conley		81,250	162,500	325,000	—	—	—	—	—
	2/27/2015	—	—	—	5,940	11,880	23,760	—	253,802
	2/27/2015	—	—	—	—	—	—	5,940	120.196
_________________

(1)
These columns provide information on potential payouts under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan. For information on the amounts actually earned, see the “2015 Summary Compensation Table.” For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis—Compensation Decisions and Results—Annual Cash Incentive Compensation,” above.

(2)
These columns provide information on potential share issuances under restricted stock performance unit awards granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. The amount actually issued will be determined based on Performance Profit (75%) and relative TSR (25%) over the three-year performance period and assuming the executive remains continuously employed with our company during the three-year period ending February 27, 2018. For a discussion of the applicable performance criteria, see “Compensation Discussion and Analysis—Compensation Decisions and Results—Long-Term Equity Incentive Compensation,” above.

(3)
This column reflects grants of restricted stock to each of our named executive officers under our Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. In each case, such shares are subject to three-year cliff vesting.

(4)
The grant-date fair value for each award is computed in accordance with ASC 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 4, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at 2015 Fiscal Year End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2015.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#) (4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	81,430	—	13.51	6/19/2018	—	—	—	—
	177,619	—	14.46	1/3/2020	—	—	—	—
	83,098	—	37.11	3/7/2021	—	—	—	—
	77,485	—	28.42	3/5/2022	—	—	—	—
	43,395	21,698	23.84	3/4/2023	—	—	—	—
	24,351	48,701	27.98	3/3/2024	—	—	—	—
	—	—	—	—	33,564	557,498	—	—
	—	—	—	—	32,166	534,277	—	—
	—	—	—	—	45,825	761,153	—	—
	—	—	—	—	—	—	16,887	280,493
	—	—	—	—	—	—	45,825	761,153
Stephen E. Tremblay	12,619	—	13.51	6/19/2018	—	—	—	—
	37,004	—	14.46	1/3/2020	—	—	—	—
	22,259	—	37.11	3/7/2021	—	—	—	—
	20,821	—	28.42	3/5/2022	—	—	—	—
	9,764	4,882	23.84	3/4/2013	—	—	—	—
	7,197	14,394	27.98	3/3/2024	—	—	—	—
	—	—	—	—	7,551	125,422	—	—
	—	—	—	—	9,543	158,509	—	—
	—	—	—	—	13,578	225,531	—	—

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: number of unearned shares, units or other rights that have not vested (#) (4)	Equity Incentive Plan Awards: market or payout value of unearned shares, units or other rights that have not vested ($) (3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
	—	—	—	—	—	—	4,991	82,901
	—	—	—	—	—	—	13,578	225,531
Holger R. Jung	19,758	—	36.98	3/14/2021	—	—	—	—
	18,449	—	28.42	3/5/2022	—	—	—	—
	6,346	3,173	23.84	3/4/2023	—	—	—	—
	5,412	10,822	27.98	3/3/2024	—	—	—	—
	—	—	—	—	4,908	81,522	—	—
	—	—	—	—	7,148	118,728	—	—
	—	—	—	—	10,183	169,140	—	—
	—	—	—	—	—	—	3,753	62,337
	—	—	—	—	—	—	10,184	169,156
Lothar F. P. Freund	23,809	—	13.51	6/19/2018	—	—	—	—
	22,202	—	14.46	1/3/2020	—	—	—	—
	19,291	—	37.11	3/7/2021	—	—	—	—
	17,131	—	28.42	3/5/2022	—	—	—	—
	6,346	3,173	23.84	3/4/2023	—	—	—	—
	4,952	9,902	27.98	3/3/2024	—	—	—	—
	—	—	—	—	4,908	81,522	—	—
	—	—	—	—	6,576	109,227	—	—
	—	—	—	—	9,335	155,054	—	—
	—	—	—	—	—	—	3,434	57,039
	—	—	—	—	—	—	9,335	155,054
Melinda S. Conley	16,002	—	24.14	5/3/2022	—	—	—	—
	5,424	2,712	23.84	3/4/2023	—	—	—	—
	2706	5,411	27.98	3/3/2024	—	—	—	—
	—	—	—	—	4,195	69,679	—	—
	—	—	—	—	3,574	59,364	—	—
	—	—	—	—	5,940	98,663	—	—
	—	—	—	—	—	—	1,876	31,160
	—	—	—	—	—	—	5,940	98,663
_______________

(1)
All options granted prior to our initial public offering in December 2009 were granted pursuant to the TJ Chemical Holdings LLC 2004 Option Plan. Options granted from January 2010 forward were granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, as amended and restated. Options granted in March 2013 and 2014 vest over three years. The vesting of the option grants set forth above is as follows:

•
With respect to Mr. Fogarty’s unvested options granted on March 4, 2013, 21,698 vested on March 4, 2016. With respect to Mr. Fogarty’s unvested options granted on March 3, 2014, 24,350 vested on March 3, 2016 and 24,351 will vest on March 3, 2017, subject to Mr. Fogarty remaining continuously employed by us through the vesting date.

•
With respect to Mr. Tremblay’s unvested options granted on March 4, 2013, 4,882 vested on March 4, 2016. With respect to Mr. Tremblay’s unvested options granted on March 3, 2014, 7,197 vested on March 3, 2016 and 7,197 will vest on March 3, 2017, subject to Mr. Tremblay remaining continuously employed by us through the vesting date.

•
With respect to Dr. Jung’s unvested options granted on March 4, 2013, 3,173 vested on March 4, 2016. With respect to Dr. Jung’s unvested options granted on March 3, 2014, 5,411 vested on March 3, 2016 and 5,411 will vest on March 3, 2017, subject to Dr. Jung remaining continuously employed by us through the vesting date.

•
With respect to Dr. Freund’s unvested options granted on March 4, 2013, 3,173 vested on March 4, 2016. With respect to Dr. Freund’s unvested options granted on March 3, 2014, 4,951 vested on March 3, 2016 and 4,951 will vest on March 3, 2017, subject to Dr. Freund remaining continuously employed by us through the vesting date.

•
With respect to Ms. Conley’s unvested options granted on March 4, 2013, 2,712 vested on March 4, 2016. With respect to Ms. Conley’s unvested options granted on March 3, 2014, 2,705 vested on March 3, 2016 and 2,705 will vest on March 3, 2017, subject to Ms. Conley remaining continuously employed by us through the vesting date.

(2)	Each of our named executive officers has received restricted stock grants having a three-year cliff vest. The vesting of the restricted stock grants set forth in the table above is as follows:

•
Mr. Fogarty received a grant 33,564 restricted shares on March 4, 2013, which vested on March 4, 2016, a grant of 32,166 restricted shares on March 3, 2014, which will vest on March 3, 2017, and a grant of 45,825 restricted shares on February 27, 2015, which will vest on February 27, 2018, subject in each case to Mr. Fogarty remaining continuously employed by us through the vesting date.

•
Mr. Tremblay received a grant of 7,551 restricted shares on March 4, 2013, which vested on March 4, 2016, a grant of 9,543 restricted shares on March 3, 2014, which will vest on March 3, 2017, and a grant of 13,578 restricted shares on February 27, 2015, which will vest on February 27, 2018, subject in each case to Mr. Tremblay remaining continuously employed by us through the vesting date.

•
Dr. Jung received a grant of 4,908 restricted shares on March 4, 2013, which vested on March 4, 2016, a grant of 7,148 restricted shares on March 3, 2014, which will vest on March 3, 2017, and a grant of 10,183 restricted shares on February 27, 2015, which will vest on February 27, 2018, subject in each case to Dr. Jung remaining continuously employed by us through the vesting date.

•
Dr. Freund received a grant of 4,908 restricted shares on March 4, 2013, which vested on March 4, 2016, a grant of 6,576 restricted shares on March 3, 2014, which will vest on March 3, 2017, and a grant of 9,335 restricted shares on February 27, 2015, which will vest on February 27, 2018, subject in each case to Dr. Freund remaining continuously employed by us through the vesting date.

•
Ms. Conley received a grant of 4,195 restricted shares on March 4, 2013 , which vested on March 4, 2016, a grant of 3,574 restricted shares on March 3, 2014, which will vest on March 3, 2017, and a grant of 5,940 restricted shares on February 27, 2015, which will vest on February 27, 2018, subject in each case to Ms. Conley remaining continuously employed by us through the vesting date.

(3)
The market value of shares that have not yet vested and of equity incentive plan awards that have not been earned is calculated based on the closing price of our common stock on December 31, 2015, the last trading day of the year, which was $16.61.

(4)
The number of shares reported in this column (i) and the payout value in column (j) is based on the achievement of threshold performance levels of Adjusted EBITDA, provided that for the March 3, 2014 grants of performance restricted stock units for which the performance period for determining the number of performance units concluded on December 31, 2014, the actual performance factor (0.525) that was certified by the Compensation Committee on February 11, 2015 was used.

Option Exercises and Stock Vested Table
The following table sets forth information regarding equity awards held by our named executive officers exercised or vested during fiscal year 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Kevin M. Fogarty	15,517	315,461
Stephen E. Tremblay	4,170	84,776
Holger R. Jung	3,695	75,119
Lothar F. P. Freund	3,431	69,752
Melinda S. Conley	3,418	76,768
________________

(1)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.

Pension Benefits
The following table sets forth information regarding participation of our named executive officers in our U.S. Pension Plan during fiscal year 2015.

Name (1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kevin M. Fogarty	Pension Plan	0.60	12,165	—
Lothar F. P. Freund	Pension Plan	0.34	8,556	—
________________

(1)	Mr. Tremblay, Mr. Jung, and Ms. Conley are not eligible to participate in our pension plan.
We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 13, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015. We make contributions to the plan on behalf of our eligible employees. Employees do not make contributions to the plan. The pension plan is intended to qualify under Section 401 of the Internal Revenue Code.
The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by his years of accredited service, minus a percentage of benefits received under social security. The company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (i) base salary, including salary deferrals, and (ii) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.
Participants become eligible to begin receiving payments when they reach the “normal” retirement age of 65. Under certain circumstances participants are eligible to receive payments at early retirement; however, under no circumstances can a participant be qualified for early retirement before the age of 45. None of our named executive officers is currently eligible for early retirement under the terms of the pension plan. Benefits under the pension plan for Messrs. Fogarty and Freund were frozen as of December 31, 2005; however, they continue to accumulate years of credited service for purposes of vesting under the plan. The other named executive officers do not participate in the pension plan.
Non-qualified Deferred Compensation
The following table sets forth information regarding participation of our named executive officers in our non-qualified deferred compensation plans for fiscal year 2015. Amounts set forth in the table are under our Benefits Restoration Plan.

Name	Executive Contributions in 2015 ($)	Company Contributions in 2015 ($) (1)	Aggregate Earnings in 2015 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2015 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kevin M. Fogarty	57,495	84,267	38,413	—	1,089,944
Stephen E. Tremblay	18,085	30,142	13,723	—	325,413
Holger R. Jung	11,973	11,973	4,595	—	111,653
Lothar F. P. Freund	10,115	16,858	8,825	—	232,856
Melinda S. Conley	6,672	6,672	1,996	—	43,550
________________

(1)	Amounts set forth in this column were reported in “All Other Compensation” for 2015 in our “Summary of Cash and Certain Other Compensation” table.

(2)
These amounts were not reported for 2015 in our “Summary of Cash and Certain Other Compensation” table because our named executive officers do not earn above-market or preferential earnings on contributions under this plan. In 2015, our named executive officers invested in these funds with gross one-year average annual total returns reflected as of December 31, 2015: Baron Growth Fund Retail Shares (-4.31%); Baron Small Cap Fund Retail Class (-5.24%); Deutsche CROCI Equity Dividend A (-7.16%); Fidelity Blue Chip Growth (6.28%); Fidelity Blue Chip Value (-1.96%); Fidelity Contrafund (6.46%); Fidelity Freedom 2020 (-0.23%); Fidelity Freedom 2025 (-0.16%); Fidelity Freedom 2035 (-0.21%); Fidelity Freedom Income (-0.38%); Fidelity Growth and Income Portfolio (-2.28%); Fidelity Large Cap Stock (-3.17%); Fidelity OTC Portfolio (10.92%); Fidelity Real Estate Investment Portfolio (5.95%); Fidelity Worldwide (3.51%); Fidelity Total Bond (-0.42%); Fidelity Nasdaq Composite Index (6.82%).

Benefits Restoration Plan
Our Benefits Restoration Plan is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the Internal Revenue Code on tax-qualified plans. Our Benefits Restoration Plan offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the Internal Revenue Code (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our Benefits Restoration Plan on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our Benefits Restoration Plan based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.
A participant’s deferral contributions (and earnings thereon) made under the Benefits Restoration Plan on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.
Termination and Change in Control Payments
The following tables set forth the estimated value of payments and benefits that our named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of Kraton, in each case occurring on December 31, 2015, in addition to the amounts they would be entitled to receive pursuant to the pension plan and the Benefits Restoration Plan, each as described above, as well as benefits available generally to salaried employees. Excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of Kraton common stock that are to be issued six months after the executive’s separation from service.

The following table reflects amounts that would be due to our named executive officers under the Kraton Performance Polymers, Inc. Executive Severance Program as it existed on December 31, 2015.

Name and Triggering Event	Severance Payment($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)	Total ($)
Kevin M. Fogarty (7)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	2,007,611	—	28,891	2,036,502
By us without cause or by executive for good reason within one year after a change in control (2)	5,250,000	3,655,731	57,782	8,963,513
Upon Disability or Death (3)	463,407	2,547,361	—	3,010,768
Upon a Change in Control	—	—	—	—
Stephen E. Tremblay
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (5)	599,719	—	6,858	606,577
By us without cause or by executive for good reason within one year after a change in control (6)	1,485,000	1,043,410	13,715	2,542,125
Upon Disability or Death (3)	149,719	715,079	—	864,798
Upon a Change in Control	—	—	—	—
Holger R. Jung
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (5)	478,976	—	19,261	498,237
By us without cause or by executive for good reason within one year after a change in control (6)	1,200,000	770,018	38,521	2,008,539
Upon Disability or Death (3)	103,976	523,710	—	627,686
Upon a Change in Control	—	—	—	—
Lothar F. P. Freund
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (5)	460,389	—	26,052	486,441
By us without cause or by executive for good reason within one year after a change in control (6)	1,120,000	712,926	52,103	1,885,029
Upon Disability or Death (3)	110,389	487,188	—	597,577
Upon a Change in Control	—	—	—	—
Melinda S. Conley
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (5)	422,917	—	19,261	442,178
By us without cause or by executive for good reason within one year after a change in control (6)	975,000	456,199	38,521	1,469,720
Upon Disability or Death (3)	97,917	314,260	—	412,177
Upon a Change in Control	—	—	—	—

__________________

(1)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for 18 months, (ii) a lump sum cash payment equal to 1.5 times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 18 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).

(2)
Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within one year after a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s target annual bonus and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 36 months).

(3)
Upon termination of the executive officer’s employment due to Disability or Death, such executive officer, or his or her estate, is entitled to a lump sum cash payment equal to the product of such executive officer’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days such executive officer worked in the year in which the termination event occurred and the denominator of which is 365.

(4)
Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options, restricted shares and restricted stock performance units (which vest at the Target amount) held by the executive officer vest immediately in the event of termination of such executive officer’s employment by us without “cause” within one year following a change in control. Option and restricted share awards also vest in full upon the termination of the grantee’s employment due to Disability or death, and restricted stock performance units will vest at one-third of Target (if termination occurs prior to the first anniversary of grant), two-thirds of Target (after the first anniversary, but prior to the second) or in full (after the second anniversary of grant). For the 2014 grants of performance restricted stock units for which the performance period for determining the number of performance units concluded on December 31, 2014, our Compensation Committee certified an actual performance factor of 0.525x target, which was used to calculate the “Target“ for these awards. For the 2013 grants of performance restricted stock units for which the performance period for determining the number of performance units concluded on December 31, 2015, our Compensation Committee certified an actual performance factor of 0x target, therefore no amounts are includes for those grants in the table. The value in this column represents an amount equal to the number of shares underlying the executive officer’s unvested restricted stock, restricted stock performance units and stock options as of December 31, 2015 multiplied by (i) in the case of restricted stock and restricted stock performance units, the closing market price of our common stock on December 31, 2015 ($16.61), which was the last trading day of fiscal 2015, and (ii) in the case of stock options, the spread between the closing market price of our common stock on December 31, 2015 ($16.61) and the applicable exercise price of each stock option.

(5)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason,”such executive officer is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times such executive officer’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).

(6)
Upon termination of the executive officer’s employment by us without cause or by such executive officer for “good reason” within one year after a change in control, such executive officer is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times such executive officer’s target annual bonus and (iii) continuation of medical benefits for up to 24 months (such benefits cease when such executive officer becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(7)
In addition to the amounts set forth in the table for Mr. Fogarty, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 5,607 shares of Kraton common stock based on phantom shares of Kraton common stock Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

Severance Arrangements under Executive Severance Program
The executive severance program generally sets forth the severance, if any, a named executive officer is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the severance program. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The severance program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of Kraton are set forth in the tabular disclosure directly above under the heading “Termination and Change in Control Payments.”
Generally, the severance program defines “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our company; (B) failure to maintain his or her principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our company’s property; (D) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.
Generally, the severance program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, Texas, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).
Employee Confidentiality and Non-competition Agreements
Each of our named executive officers has entered into an Employee Confidentiality and Non-competition Agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

In making its recommendation to the board on independent director compensation, the Compensation Committee considers peer and general industry data, including an analysis of director compensation provided by an independent consultant. To further align the financial interests of our directors with those of our stockholders, our board has adopted stock ownership guidelines whereby each covered director should own shares of our stock valued at five times the annual cash retainer for service on our board. As of December 31, 2015, it was determined that all directors subject to the guidelines were making reasonable progress toward their respective ownership targets. Our President and Chief Executive Officer does not receive compensation for his services as a director.
Components of Non-Employee Director Compensation
Our compensation program for non-management directors consists of a combination of cash retainers and equity grants of shares of our fully-vested common stock. We also reimburse our directors for travel, lodging and related expenses incurred in attending board or committee meetings and for directors’ education programs and seminars. The following table details our 2015 director compensation structure:

Component	Type	Annual Amount
Base Compensation for all non-employee directors	Equity Grant	$80,000
	Cash Retainer	$80,000
Additional Cash Fees for Board and Committee Chairs	Chairman of the Board	$130,000
	Audit Committee Chair	$17,500
	Compensation Committee Chair	$12,500
	NCGC Chair	$10,000
Director Compensation for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Anna C. Catalano	80,000	79,994	159,994
Steven J. Demetriou (2)	92,500	79,994	172,494
Dominique Fournier	90,000	79,994	169,994
John J. Gallagher, III	97,500	79,994	177,494
Barry J. Goldstein (3)	80,000	79,994	159,994
Francis S. Kalman	80,000	79,994	159,994
Dan F. Smith (4)	210,000	79,994	289,994
Karen A. Twitchell	80,000	79,994	159,994
________________

(1)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 4, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	At December 31, 2015, Mr. Demetriou had 7,400 options outstanding, all of which were exercisable.

(3)	At December 31, 2015, Mr. Goldstein had 16,651 options outstanding, all of which were exercisable.

(4)	At December 31, 2015, Mr. Smith had 14,801 options outstanding, all of which were exercisable.

PROPOSAL 2
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our named executive officers in 2015 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. Our board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.
The board recommends that stockholders vote “FOR” the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary of Cash and Certain Other Compensation table and the other related tables and disclosure.”
This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our named executive officers. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement. The vote is advisory, which means that it is not binding on the company, the board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the board and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of Kraton and its stockholders. Accordingly, we and the board welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation. The board has adopted a policy that provides for annual “say on pay” advisory votes.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter, adopted by the board, that outlines its responsibilities and practices. The written charter can be found in the “Investor Relations” section of our website located at www.kraton.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the board to reflect the evolving role of the Audit Committee. The Audit Committee consists of non-management directors who meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. The board has determined that each of Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell qualifies as an “audit committee financial expert.”
Primary Responsibilities
In 2015, the Audit Committee held nine meetings. During 2015, the Audit Committee, on behalf of the board, represented and assisted the board in fulfilling its oversight responsibility relating to, among other things:

•	the integrity of the company’s financial statements and financial reporting process and the company’s systems of internal accounting and financial controls;
•the performance of the internal audit services function;

•
the annual independent audit of the company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance;

•	the compliance by the company with legal and regulatory requirements, including the company’s disclosure controls and procedures;
•the evaluation of enterprise risk issues; and
•the fulfillment of the other responsibilities set out in its charter.
The Audit Committee has the sole responsibility for the engagement and retention of the company’s independent registered public accounting firm and the approval of all audit and other engagement fees.
In discharging its responsibilities, the Audit Committee is not itself responsible for the planning or conducting of audits or for any determination that the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The company’s management is primarily responsible for the company’s financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. KPMG LLP, which has served as our independent registered public accounting firm since 2001, audited the financial records of the company and its subsidiaries for the fiscal year ended December 31, 2015.
Oversight of Independent Registered Public Accounting Firm
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2015 and management’s report of the effectiveness of the company’s system of internal control over financial reporting with the company’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.
The Audit Committee recognizes the importance of maintaining the independence of the company’s independent registered public accounting firm, both in fact and appearance. Each year, the committee evaluates the qualifications, performance, and independence of the company’s independent registered public accounting firm and determines whether to reengage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, the independent registered public accounting firm’s global capabilities, and the independent registered public accounting firm’s technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained KPMG, LLP as the Company’s independent registered public accounting firm for 2016.
The members of the Audit Committee and the Board believe that, due to KPMG LLP’s knowledge of the company and the industries in which the company operates, it is in the best interests of the company and its stockholders to continue the retention of KPMG, LLP to serve as the company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to retain the independent registered public accounting firm, the Audit Committee will recommend that the Board ask the stockholders to ratify the appointment of the independent registered public accounting firm at the Annual Meeting.
2015 Audited Financial Statements
In its oversight role, the Audit Committee relies on the work and assurances of Kraton’s management, which has the responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports, and of the independent auditors,who are engaged to audit and report on the consolidated financial statements of Kraton and subsidiaries and the effectiveness of Kraton’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements in Kraton’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 Annual Report”). As part of its review and discussion, the Audit Committee asked for management’s representations and reviewed certifications prepared by the President and Chief Executive Officer and the Chief Financial Officer that Kraton’s unaudited quarterly and audited consolidated financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company.
In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of Kraton’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the board that the audited consolidated financial statements be included in the 2015 Annual Report, for filing with the SEC.

Submitted by the Audit Committee:

John J. Gallagher, III, Chairman
Barry J. Goldstein
Francis S. Kalman
Karen A. Twitchell

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.
KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.
The board recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2014 and 2015, as well as other services rendered by KPMG LLP during those periods:

Description of Services	Amount Billed ($ millions)
	2015	2014
Audit Fees - the audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting, services in connection with statutory and regulatory filings and performance of work in connection with the acquisition of Arizona Chemical and related financings.	$1.8	$1.9
Audit-Related Fees - performance of the audit or review of our financial statements and other professional services, but that are not reportable as Audit Fees.	0.02	0.0
Tax Fees - tax compliance, tax advice and tax planning services, primarily related to consultations for certain tax matters with respect to our international operations.	0.2	0.6
All Other Fees - performance of work in connection with the acquisition of Arizona Chemical	0.5	—
Total	$2.5	$2.5
The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules. The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG LLP, that the provision of such services has not adversely affected KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.
Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.
The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.

PROPOSAL 4
APPROVAL OF THE ADOPTION OF THE KRATON PERFORMANCE POLYMERS, INC. 2016 EQUITY AND CASH INCENTIVE PLAN

On April 4, 2016, upon recommendation of the Compensation Committee, the Board approved the adoption of the Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan (the “2016 Plan”), subject to stockholder approval.
The purpose of the 2016 Plan is to promote the interests of the Company and its stockholders by providing the employees, consultants, and non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The 2016 Plan is designed to meet this purpose by providing such employees, consultants, and non-employee directors with a proprietary interest in pursuing the long-term growth, profitability, and financial success of the Company and by creating long-term stockholder value.
Highlights of the 2016 Plan
The Board believes that the 2016 Plan will promote the interests of our stockholders, reflects our commitment to effective management of incentive compensation and is consistent with principles of good corporate governance, including the following features:

Clawback Provisions	Awards will be subject to potential reduction, cancellation, forfeiture or other clawback pursuant to the Company’s clawback policy.
Minimum Vesting Periods	Awards will be subject to a minimum vesting period of one year, subject to an exclusion of 5% of the plan reserve.
Limited Discretion to Accelerate Vesting	The Compensation Committee will not have the discretion to accelerate equity vesting absent specific circumstances, including a change in control or death, disability or retirement.
Double Trigger Change in Control	Awards will not automatically vest and pay out solely as a result of a change in control.
No Liberal Share Recycling	The 2016 Plan will prohibit the reuse of shares withheld or delivered to satisfy the exercise price of stock options or to satisfy tax withholding requirements of any award.
Participant Caps	The 2016 Plan will impose annual grant limits for all participants.
Limitations on Options and SARs
For Options and SARs, the 2016 Plan will require stockholder approval for repricing; preclude the payment of dividends or dividend equivalents; and require that the exercise price may not be lower than the fair market value of the underlying shares on the grant date.

Fungible Share Design	The 2016 Plan will use a fungible share pool model in which full value awards count as two shares against the plan reserve.
Independent Committee	The Compensation Committee, consisting solely of independent directors, will administer the 2016 Plan.
No Evergreen Provision	Shares authorized for issuance under the 2016 Plan will not be automatically replenished.

Stockholder Approval of the 2016 Plan
We are seeking stockholder approval of the 2016 Plan in accordance with the NYSE Listed Company Rules which, with limited exceptions, require stockholder approval for all equity compensation plans.
If approved by our stockholders at the Annual Meeting, the 2016 Plan would be a successor to both our 2013 Cash Incentive Plan and our 2009 Equity Incentive Plan. If our stockholders approve the 2016 Plan at the Annual Meeting, the Committee would cease to grant (1) annual cash performance awards under the 2013 Cash Incentive Plan as of December 31, 2016 and would grant future cash awards under the 2016 Plan on and after January 1, 2017 and (2) further awards under the 2009 Equity Incentive Plan after the date of approval of the 2016 Plan by our stockholders, the 2016 Plan’s effective date.
If the 2016 Plan is not approved by our stockholders, it will not become effective and the 2009 Equity Incentive Plan and 2013 Cash Incentive Plan will continue in effect in their current form. The 2009 Equity Incentive Plan is the only plan under which equity-based compensation may currently be awarded to our employees and directors. As of March 25, 2016, there were 347,236 shares of common stock remaining available for the grant of equity awards under the 2009 Equity Incentive Plan. In order to enable the company to continue offering meaningful cash-based and equity-based incentives to key employees and non-employee directors, particularly in light of our acquisition of Arizona Chemical, our board believes that it is both necessary and appropriate to increase the number of shares of our common stock available for these purposes. At the same time, our board believes that this provides a good opportunity to modernize the plan design by incorporating current compensation best practices in a replacement plan. As a result, on April 4, 2016, upon recommendation of the Compensation Committee, the board approved the adoption of the 2016 Plan, subject to stockholder approval.
If this proposal is approved, the maximum number of shares reserved for issuance under the 2016 Plan will be (i) 1,550,000 shares plus (ii) the shares of common stock remaining available for awards under the 2009 Equity Incentive Plan as of the date the 2016 Plan is approved by the stockholders. As of March 25, 2016, there were 347,236 authorized shares remaining for issuance under the 2009 Equity Incentive Plan.
This proposal is separate from Proposal 5 to approve the material terms of the performance goals for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), beginning on page 74.
Summary of the Material Terms of the 2016 Plan
A summary of the 2016 Plan is set forth below. This summary is qualified by and subject to the full text of the 2016 Plan, as proposed, which is attached as Annex A. Capitalized terms used in this summary that are not otherwise defined have the respective meanings given such terms in the 2016 Plan.
Number of Authorized Shares
The maximum number of shares of common stock reserved for issuance under the 2016 Plan (the “Maximum Limitation”) will be 1,550,000 shares, plus the shares of common stock remaining available for awards under the 2009 Equity Incentive Plan as of the date the 2016 Plan is approved by the stockholders. As of March 25, 2016, there were 347,236 authorized shares remaining for issuance under the 2009 Equity Incentive Plan. The closing price of a share of our common stock on the NYSE on March 31, 2016 was $17.30.
Shares of common stock issued under the 2016 Plan may be authorized and unissued shares or treasury shares, or both, at the sole discretion of the Compensation Committee. In addition, the 2016 Plan includes the following features:
No Liberal Share Recycling. Shares of common stock tendered, surrendered or withheld for the payment of the exercise price or purchase price of an award, or for tax withholding obligations, will not again be available for issuance under the 2016 Plan.
Fungible Shares. All “full-value awards,” meaning all awards other than Options and stock appreciation rights (“SARs”), would be counted against the Maximum Limitation in a 2-to-1 ratio.

For example, if we granted 100 restricted stock units, we would reduce the Maximum Limitation by 200 shares of common stock. Options and SARs would be counted against the Maximum Limitation in a 1-to-1 ratio.
Incentive Option Shares. All shares of common stock available for awards will be available for grant as incentive options (“ISOs”).
Limits on Shares
Under the 2016 Plan, for any given calendar year, the Committee may not grant:

•	Options or SARs exercisable for more than (1) 1,000,000 shares of common stock to any employee or consultant, or (2) 100,000 shares of common stock to any non-employee director;

•	Stock Awards covering or relating to more than (1) 1,000,000 shares of common stock to any employee or consultant, or (2) 50,000 shares of common stock to any non-employee director; and

•	Cash Awards in excess of $5,000,000 based on the grant date value to any participant.
Administration of the Plan
Unless otherwise determined by the Board, the Compensation Committee will administer the 2016 Plan. Our Compensation Committee will have broad discretionary authority and responsibility for administering and making decisions under the 2016 Plan including, but not limited to:

•	selecting eligible employees and consultants to receive awards (our Board retains discretion for selecting non-employee directors);

•	determining the limitations and other terms and conditions applicable to each award;

•	determining the type and size of award, and whether, to what extent, and under what circumstances, awards may be settled in cash, shares, or other property;

•	determining the treatment of an award upon termination of a participant’s employment for cause or for good reason, a change in control, or a participant’s death, disability or retirement; and

•	delegating its authority to grant awards to consultants and certain employees to a subcommittee or any other committee of our Board.
Eligibility
Eligibility to participate in the 2016 Plan will be limited to (1) employees and consultants of the Company and its subsidiaries, as the Compensation Committee selects from time to time and (2) non-employee directors of the Board, as the Board selects from time to time. In the last fiscal grant cycle, a total of 148 employees and eight non-employee directors received awards under the 2009 Equity Incentive Plan and 479 employees received awards under the 2013 Cash Incentive Plan.
Types of Awards
The 2016 Plan provides for the issuance of Options, SARs, Stock Awards and Cash Awards. Additionally, an award may be granted in the form of a performance award, as discussed under “—Performance Awards” below. Subject to accelerated vesting in certain situations, generally all awards will have a minimum vesting period of one year from the date of grant. Unless otherwise provided in the participant’s award agreement, no award under the 2016 Plan will be assignable or otherwise transferable.
Options. ISOs, which meet the requirements of Section 422 of the Code, and non-qualified stock options (“NSOs”), which are not intended to comply with Section 422 of the Code, each entitle the recipient to receive a number of shares of common stock upon exercise of the Option and payment of the Option’s exercise price, which shall be no less than 100% of the fair market value of the common stock on the grant date. The term of an Option may not exceed ten years. ISOs may only be granted to employees.
SARs. A SAR entitles the participant to receive payment, in cash, shares of common stock or other property, equal to the excess of the fair market value of a share of common stock on the exercise date over the fair market value of a share of common stock on the grant date. The strike price for a SAR may not be less than the fair market value of the common stock on the grant date. The term of a SAR may not exceed ten years.
Stock Awards. The 2016 Plan permits the grant of (1) unrestricted shares of common stock, (2) restricted stock and (3) restricted stock units. Restricted stock is common stock that we grant subject to transfer restrictions and forfeiture provisions. A restricted stock unit is a right, subject to transfer restrictions and forfeiture provisions, to receive shares of common stock or cash equal to the fair market value of a share of common stock at the end of a specified period. These applicable restrictions may be time-based, performance-based, or both. Rights to dividends or dividend equivalents may be extended to and made part of any Stock Award; provided, however, that no such dividends or dividend equivalent shall be paid on an unvested performance award.
Cash Awards. The 2016 Plan permits the grant of awards in cash denominations.
Performance Awards. The 2016 Plan is designed to comply with Section 162(m) of the Code so that, subject to shareholder approval of the material terms of the performance goals described under “Proposal 5: Approval of the material terms of the performance metrics for purposes of Section 162(m) of the Code“, grants of Stock Awards and Cash Awards under the 2016 Plan that are performance-based may qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap.
Prohibition on Repricing
Except in connection with a corporate transaction involving the Company, the terms of outstanding Options and SARs may not be amended to (1) reduce the exercise price of outstanding Options or SARs or (2) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.
Adjustments
In the event of any subdivision or consolidation of outstanding shares of common stock, declaration of a dividend payable in shares of common stock or other stock split (collectively a “Stock Event”) then the Compensation Committee may adjust the number of shares of common stock reserved under the 2016 Plan. In the event of a Stock Event or any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the common stock or any distribution to holders of common stock of securities or property (other than normal cash dividends or dividends payable in common stock) then the Compensation Committee may make necessary adjustments including, but not limited to, the number of shares of common stock available for ISOs and Stock Awards, award limitations, price determinations and fair market value calculations. No adjustment shall be made that would result in the 2016 Plan or benefits payable thereunder failing to comply with or to be exempt from Section 409A of the Code.
Corporate Transactions
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Compensation Committee may provide for the continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares of common stock under awards or for a cash out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. The Compensation Committee may only accelerate exercisability, nonforfeitability and transferability of Performance Awards upon a change in control: (1) to the extent of actual achievement of the applicable performance conditions or (2) on a prorated basis for time elapsed in ongoing performance period(s).

Amendment and Termination
Our Board may amend, modify, suspend or terminate the 2016 Plan at any time and the Compensation Committee can amend outstanding awards issued under the 2016 Plan at any time, except that (1) the Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent and (2) stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.
New Plan Benefits
The amount of any future benefits that may be received by any one individual or group of individuals under the 2016 Plan is subject to the discretion of the Compensation Committee and, therefore, is not determinable at this time. The following table presents the long-term equity incentive and cash compensation granted during 2015 to our named executive officers, the current executive officers as a group, all non-executive officers and employees as a group and all non-employee directors as a group, as well as the aggregate grant date fair value of such awards:

NEO/Group	Restricted Stock(1)	Performance Units	Options	Cash Incentive(2)($)	Aggregate Grant Date Fair Value(3)
Kevin M. Fogarty	45,825	91,650	–	1,420,794	2,885,261
Stephen E. Tremblay	13,578	27,155	–	494,676	854,885
Holger R. Jung	10,183	20,367	–	358,515	641,170
Lothar F. P. Freund	9,335	18,669	–	341,460	587,735
Melinda S. Conley	5,940	11,880	–	258,928	373,998
All executive officers, as a group	113,954	199,247	–	3,602,946	5,955,464
All other employees, as a group	219,244	41,289	–	9,819,318	5,764,688
All non-employee directors, as a group	32,584	–	–	–	659,337
TOTAL	365,782	240,536	–	13,422,264	12,379,489
________________
(1)Includes restricted stock awards and restricted stock units.
(2)Cash Incentive compensation paid pursuant to the 2013 Cash Incentive Plan.

(3)
These amounts represent the full fair value of restricted stock awards, restricted stock units and restricted stock performance units as calculated under ASC Topic 718. For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 4, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2015.

Historical Equity Award Data
Our Compensation Committee granted restricted stock performance units (“PSUs”) in fiscal 2013, subject to a three-year performance and vesting period, all of which were forfeited because threshold performance goals were not achieved. Our Compensation Committee also granted PSUs in fiscal 2014, subject to a one-year performance period with an additional two-year vesting period, 33,070 of which were forfeited based on our Compensation Committee’s certificate of a payout at 0.525x target. Burn rate from vested PSUs is calculated as (i) the number of non-qualified stock options (“Options”) and time-based restricted stock units and restricted stock awards (together, “RSAs”) granted, plus (ii) the number of PSUs vested, divided by (iii) the weighted average basic common shares outstanding in the year indicated.

The following table shows our three-year average burn rate from vested PSUs:

Fiscal Year	Options Granted	RSAs Granted	PSUs Vested		Total Granted /Vested	Weighted Average Basic # Common Units Outstanding	Burn Rate
2015	—	365,782	—	(1)	365,782	30,574,000	1.20%
2014	158,118	254,248	—	(2)	412,366	32,163,000	1.28%
2013	131,321	258,427	—	(3)	389,748	32,096,000	1.21%
Three Year Average							1.23%
________________

(1)
No PSUs were earned from the 2013 fiscal grants which had a three-year performance period because threshold performance goals were not achieved. For reference, 67,585 PSUs were granted in fiscal 2013. During fiscal 2015, 240,536 PSUs were granted, with a three-year performance and vesting period ending December 31, 2017.

(2)
During fiscal 2014, 36,551 PSUs were earned following the one-year performance period and the certification by our Compensation Committee of a payout at 0.525x target. The PSUs will vest in 2016. For reference, 69,621 PSUs were granted in fiscal 2014, excluding an additional 7,148 special PSUs and 13,417 PSUs which never vested due to our proposed combination with LCY not closing.

(3)	PSUs were first granted in 2013 and, therefore, no PSUs vested in 2014.
Federal Income Tax Consequences of Awards
This summary is based on U.S. federal income tax laws in effect on March 31, 2016. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.
Incentive Stock Options
In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.
Non-Qualified Stock Options
In general, a participant has no taxable income upon the grant of an NSO but realizes ordinary income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.
Stock Appreciation Rights
The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.
Restricted Stock Awards and Restricted Stock Unit Awards
A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, a participant elects pursuant to Section 83(b) of the Code to be taxed at that time. In the case of restricted stock, a participant will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares (or cash) received minus any amount paid for the shares and a corresponding deduction is generally available to the Company in the same year that the participant recognizes income. In the case of restricted stock units, a participant will have ordinary income on the payment date (and a corresponding deduction is generally available to the Company) equal to the amount paid in cash or the fair market value of shares distributed to the participant.
Certain Tax Code Limitations on Deductibility
In order for us to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for awards under the incentive plan could also be limited by Section 280G of the Code, as discussed below. Subject to shareholder approval of the material terms of the performance goals described under “Proposal 5: Approval of the material terms of the performance metrics for purposes of Section 162(m) of the Code,” the ability to obtain a deduction for amounts paid under the 2016 Plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. However, the Compensation Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in our best interest, balancing tax efficiency with long-term strategic objectives.
Section 409A of the Code
If an award is subject to Section 409A of the Code (which relates to nonqualified deferred compensation plans), and if the requirements of Section 409A of the Code are not met, the taxable events as described above could apply earlier than described, and could result in the imposition a 20% penalty. All awards under the 2016 Plan are intended to be exempt from or comply with Section 409A of the Code.
Certain Change in Control Payments
Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may result in an “excess parachute payment”. A “parachute payment” occurs when an employee receives payments contingent upon a change in control that exceed an amount equal to three times his or her “base amount.” The term “base amount” generally means the average annual compensation paid to such employee during the five-year period preceding the change in control. An “excess parachute payment” is the excess of all parachute payments made to the employee on account of a change in control over the employee’s base amount. If any amount received by an employee is characterized as an excess parachute payment, the employee is subject to a 20% excise tax on the amount of the excess, and we are denied a deduction with respect to such excess payment.
Tax Withholding
To the extent required by law, the Company will withhold from any amount paid in settlement of an award amounts of withholding and other taxes due or take other action as it deems advisable to enable the Company and the participant to satisfy withholding and tax obligations related to any awards.

The board recommends that stockholders vote “FOR” the approval of the 2016 Plan.

PROPOSAL 5
APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE METRICS FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

On April 4, 2016, upon recommendation of the Compensation Committee, the Board approved the material terms of the performance goals described herein, subject to stockholder approval. The performance goals would enable the company to have a shareholder-approved arrangement under which certain cash and equity-based compensation awarded to executive officers under any of the 2009 Equity Incentive Plan, the 2013 Cash Incentive Plan or the 2016 Plan may qualify, until the date of the 2021 annual meeting, as performance-based compensation for purposes of Section 162(m) of the Code.
If both this Proposal 5 and Proposal 4 are approved by our stockholders at the Annual Meeting, the Compensation Committee would cease to grant (1) annual cash performance awards under the 2013 Cash Incentive Plan as of December 31, 2016 and would grant future cash awards under the 2016 Plan on and after January 1, 2017 and (2) further awards under the 2009 Equity Incentive Plan after the effective date of the 2016 Plan, being the date that our stockholders approve the 2016 Plan.
If this Proposal 5 is approved but Proposal 4 to approve the 2016 Plan is not approved, the 2009 Equity Incentive Plan and the 2013 Cash Incentive Plan (plus the performance goals approved in this Proposal 5) will continue until the date of the 2021 annual meeting.
If neither Proposal 4 nor this Proposal 5 is approved, performance awards may still be granted under the 2009 Equity Incentive Plan and the 2013 Cash Incentive Plan, but certain awards to executive officers made after the date of the 2016 Annual Meeting may no longer be fully tax deductible to the company.
Section 162(m) of the Code (“Section 162(m)”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on criteria approved by shareholders). One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals for such compensation be disclosed to and approved by shareholders every five years. In accordance with Section 162(m), the material terms that the shareholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the company may qualify as performance-based compensation for purposes of Section 162(m). However, there can be no guarantee that amounts payable under these programs and awards will be treated as qualified performance-based compensation under Section 162(m).
The performance goals pertain to the following forms of compensation that may be awarded to the senior officers of the company during the next five years under the 2009 Equity Incentive Plan and the 2013 Cash Incentive Plan or, if approved under Proposal 4, the 2016 Plan (1) performance-based awards payable in cash; (2) performance-based awards payable in common stock, including for example performance-based restricted stock or restricted stock units; and (3) dividends or dividend equivalents earned on performance-based awards that are contingent on the achievement of performance goals relating to the underlying award to which such dividends or dividend equivalents relate.
For a description of the material terms of the 2016 Plan, see “Proposal 4—Approval of the adoption of the Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan.”

Material Terms of the Performance Goals
For purposes of Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation; (ii) the description of the business measures on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below, and shareholder approval of this Proposal 5 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements.
Performance Measure and Goals
A performance goal may be based on one or more business criteria that apply to the participant, one or more business units, divisions or sectors of the Company, or the Company as a whole, and by comparison with a peer group of companies. A performance goal may include one or more of the following: (1) EBITDA; (2) profit; (3) corporate value measures (including, but not limited to, ethics, compliance, environmental and safety performance); (4) innovation as a percent of total revenue; (5) cost out and pricing initiatives before or after tax net income; (6) earnings per share; (7) book value per share; (8) stock price; (9) return on stockholder’s equity; (10) expense measures (including, but not limited to, overhead cost and general and administrative expense); (11) improvements in capital structure (including, but not limited to, debt to equity ratios, net debt and other leverage measures); (12) profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year); (13) measures relating to acquisitions, dispositions or customer satisfaction; (14) business growth (percent increase in revenue from year to year); (15) before or after tax profit margins; (16) budget comparisons; (17) total return to stockholders or other shareholder variability metric; (18) market share (percent shares the Company has captured in the market); (19) cash flow measures (including, but not limited to, net cash flow from operating activities and working capital); (20) return measures (including, but not limited to, return on equity, return on assets and return on invested capital); (21) increase in sales volumes; (22) increase in production volume (percent of increase from year to year); (23) increase in productivity yield per acreage; (24) percent of decrease in production costs; (25) customer satisfaction based on a third party survey; (26) decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory); (27) decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time); (28) identification of ways to cut down costs on a long term basis; (29) implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, or provide better management information reports; and (30) implementation of improvements in area of accountability and responsibility that has great impact on the management of the business. The Compensation Committee will also have discretion to reduce (but not to increase) the value of a qualified performance award.
Awards may be granted in the form of a performance award, subject to certain limitations. The amount payable with respect to an award that is intended to qualify as “qualified performance-based compensation” under Section 162(m) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established objective performance goals, and such performance goals will be established by the Compensation Committee (1) no later than 90 days after the commencement of service to which the performance goal relates and (2) prior to the completion of 25% of the performance period. Prior to the payment of any qualified performance awards, the Compensation Committee must certify in writing that applicable performance goals and any of the material terms thereof were, in fact, satisfied, and in its sole discretion may adjustment the payment of such awards downward. Subject to limited exceptions, the Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in Performance Awards and performance goals and any hypothetical funding pool relating thereto in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Compensation Committee’s assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a participant, and any other circumstances deemed relevant.
Eligibility
Eligibility to participate in the 2009 Equity Incentive Plan is, and the 2016 Plan will be, limited to (1) employees and consultants of the company and its subsidiaries, as the Compensation Committee selects from time to time and (2) non-employee directors of the board, as the board selects from time to time. Eligibility to participate in the 2013 Cash Incentive Plan is limited to employees of the company who (i) are regular or part-time employees and (ii) regularly work at least 20 hours per week are eligible for the payment of an award under the plan.
In the last fiscal grant cycle, a total of 148 employees and eight non-employee directors received awards under the 2009 Equity Incentive Plan and 479 employees received awards under the 2013 Cash Incentive Plan. The group of employees whose compensation would be subject to the performance goals described in this Proposal 5 would include the company’s senior officers, including the executive officers required to file reports under Section 16 of the Exchange Act . Although Section 162(m) only limits deductibility for compensation paid to the chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year, the Compensation Committee may apply the performance goals to all senior officers in the event that any of them becomes a covered employee under Section 162(m) during the time that they hold an award described in this proposal.
Limitations of Individual Awards
Under the 2016 Plan, if approved, for any given calendar year, the Committee may not grant:

•	Options or SARs exercisable for more than (1) 1,000,000 shares of common stock to employees or consultants, or (2) 100,000 shares of common stock to non-employee directors;

•	Stock Awards covering or relating to more than (1) 1,000,000 shares of common stock to employees or consultants, or (2) 50,000 shares of common stock to non-employee directors; and

•	Cash Awards in excess of $5,000,000 based on the grant date value to any participant.
Under the 2013 Cash Incentive Plan, no participant may be granted performance awards that would result in the payment of more than $3,000,000 per plan year. Under the 2009 Equity Incentive Plan, no participant may be granted more than 400,000 shares in any calendar year and the aggregate annual share limit under the plan in any calendar year is 750,000 shares.

The board recommends that stockholders vote “FOR” the approval of the material terms of the performance goals for purposes of Section 162(m) of the Code.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2017 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
The board is not aware of any other matter to be submitted at the Annual Meeting . If any other matter properly comes before the Annual Meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2017 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than January 18, 2017, unless the date of our 2017 annual meeting is more than 30 days before or after May 18, 2017, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Corporate Secretary, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2017 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Corporate Secretary at the above address not later than February 17, 2017, nor earlier than January 18, 2017, unless the date of our 2017 annual meeting is more than 30 days before or more than 60 days after May 18, 2017, the anniversary of our 2016 annual meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.
ADDITIONAL INFORMATION

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.
Annual Report on Form 10-K
We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.
Requests for copies of such report should be directed to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.
Important Notice Regarding Internet Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders to be held on May 18, 2016: Our proxy material relating to our 2016 Annual Meeting of Stockholders (notice, proxy statement, proxy and 2015 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.
Delivery of Documents to Stockholders Sharing an Address
No more than one Notice of Internet Availability of Proxy Materials are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the Notice of Internet Availability of Proxy Materials or proxy materials by writing to The Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the Notice of Internet Availability of Proxy Materials may write to the above address to request a change.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors of Kraton Performance Polymers, Inc.,

JAMES L. SIMMONS,
Vice President, General Counsel and Corporate Secretary
HOUSTON, TEXAS
April 8, 2016

Kraton Performance Polymers, Inc.
2016 Annual Meeting of Stockholders
The Board of Directors Solicits this Proxy
PROXY
The undersigned hereby appoints Stephen E. Tremblay, Executive Vice President and Chief Financial Officer of Kraton Performance Polymers, Inc., and James L. Simmons, Vice President, General Counsel and Corporate Secretary of Kraton Performance Polymers, Inc., and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Performance Polymers, Inc. held of record by the undersigned on March 21, 2016 at the Annual Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on May 18, 2016 at 1:00 p.m., central time, and at any and all postponements or adjournments thereof. The undersigned acknowledges receipt of the notice of and proxy statement for such annual meeting.
PROXY VOTING INSTRUCTIONS
Mail - Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
-or-
Telephone - Call toll-free 1-800-690-6903 from any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.
-or-
Internet - Access “www.proxyvote.com” and follow the on-screen instructions. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may enter your voting instructions at 1-800-690-6903 or www.proxyvote.com until 11:59 p.m. eastern time on May 17, 2016.

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1,
“FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4 and “FOR” Proposal 5.
Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink.

1. To elect the nominees listed below as Class I Directors.

☐ FOR all Nominees

☐ FOR all Nominees EXCEPT:
- ☐ Anna C. Catalano
- ☐ Barry J. Goldstein
- ☐ Dan F. Smith

To withhold authority to vote for any individual nominee(s), mark (1) the box to the left and (2) the box(es) next to the nominee(s) for which you wish to withhold authority.

☐ Withhold Authority for all Nominees

	For	Against	Abstain
2. Advisory vote on the compensation of named executive officers	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

When properly executed, this proxy will be voted as designated herein by the undersigned. If no choice is specified, the proxy will be voted “FOR” the election of the nominees for Class I Director listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, “FOR” Proposal 5 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

Signature of Stockholder: ____________ Date: ____________

Signature of Stockholder: ____________ Date: ____________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.

ANNEX A
KRATON PERFORMANCE POLYMERS, INC. 2016 EQUITY AND CASH INCENTIVE PLAN

KRATON PERFORMANCE POLYMERS, INC.
2016 EQUITY AND CASH INCENTIVE PLAN

1.
Plan. This Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan (this “Plan”) was adopted by the Company to reward certain corporate officers, directors, independent contractors and key employees of the Company and its Subsidiaries by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments.

2.
Objectives. This Plan is designed to promote the interests of the Company and its stockholders by providing the (i) employees and consultants of the Company and its Subsidiaries and (ii) non-employee directors of the Company, who are largely responsible for the management, growth, and protection of the business of the Company, with equity and cash incentives and rewards to encourage them to continue in the service of the Company. This Plan is designed to meet this intent by providing such employees, independent contractors, and non-employee directors with a proprietary interest in pursuing the long-term and short-term growth, profitability, and financial success of the Company. Annual cash performance awards under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan, as effective January 1, 2013, shall cease to be made under that plan as of December 31, 2016 and future annual cash performance awards shall be granted under this Plan on and after January 1, 2017.

3.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award” means the grant, by the Company pursuant to this Plan, of any Option, SAR, Stock Award or Cash Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee (or the Board, in the case of Awards to Directors) may establish in order to fulfill the objectives of this Plan.
“Award Agreement” means any agreement (in writing or electronic) issued for and on behalf of the Company setting forth, in writing, the terms, conditions and limitations applicable to an Award.
“Board” means the Board of Directors of the Company.

“Cash Award” means an Award, granted by the Company pursuant to this Plan, denominated in cash.
“Change in Control” means the occurrence of any of the following:
(i)Change in the Ownership of the Company. Any Person, acquires ownership of securities of the Company that, together with securities held by such Person, constitutes more than 50% of the total fair market value or total voting power of the securities of the Company.

(ii)Change in the Effective Control of the Company. The date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of securities of the Company possessing 30% or more of the total voting power of the securities of the Company; or the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(iii)Change in the Ownership of a Substantial Portion of the Company's Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of such corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred with respect to an Award that is subject to Code Section 409A unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer this Plan.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” means Kraton Performance Polymers, Inc., a Delaware corporation, and any successor thereto.

“Consultant” means an individual providing services to the Company or any of its Subsidiaries, other than an Employee or a Director.
“Director” means an individual serving as a member of the Board who is not an Employee or a Consultant.
“Dividend Equivalents” means an amount equal to dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record on a like number of shares of Common Stock.
“Effective Date” means [•], 2016, the date this Plan was approved by the Company’s stockholders.
“Employee” means an employee of the Company or any of its Subsidiaries or an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the six months immediately following the making of an Award to such individual.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” of a share of Common Stock means, as of a particular date:
(i)    if shares of Common Stock are listed on a national securities exchange, the average of the high and low sales prices per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported;
(ii)    if the Common Stock is not so listed, the average of the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by an inter-dealer quotation system;
(iii)    if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Committee for such purpose; or
(iv)    if none of the above are applicable, the Fair Market Value of a share of Common Stock as determined in good faith by the Committee.
“Incentive Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.
“Maximum Share Limitation” shall have the meaning ascribed to such term in Section 5(a) hereof.

“Nonqualified Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.
“Nonqualified Performance Award” means an Award as described in Section 8(e)(i) hereof.
“Option” means a right, granted by the Company pursuant to this Plan, to purchase a specified number of shares of Common Stock at a specified price.
“Participant” means an Employee, Consultant or Director to whom an Award has been made under this Plan.
“Performance Award” means a Stock Award or a Cash Award to a Participant which Award is subject to the attainment of one or more Performance Goals, including both long-term and annual Performance Awards.
“Performance Goal” means a standard established by the Committee, the satisfaction of which shall determine in whole or in part whether a Performance Award shall be earned.
“Person” means any individual, corporation, partnership, “group” (as such term is used in Rule 13d‑5 under the Exchange Act), association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the related rules and regulations promulgated thereunder.
“Plan” means this Kraton Performance Polymers, Inc. 2016 Equity and Cash Incentive Plan, as it may be amended from time to time.
“Prior Plan” means the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan, originally effective as of November 30, 2009 and as amended and restated effective as of February 16, 2012.
“Qualified Performance Award” means an Award as described in Section 8(e)(ii) hereof.
“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit” means a unit that is restricted or subject to forfeiture provisions evidencing the right to receive one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock.
“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.

“SAR” means a right, granted by the Company pursuant to this Plan, to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a share of Common Stock on the date the right is exercised over the Fair Market Value of a share of Common Stock on the date of grant.
“Section 409A” means Code Section 409A, and related regulations and Treasury pronouncements.
“Stock Award” means an Award, granted by the Company pursuant to this Plan, in the form of shares of Common Stock or units denominated in shares of Common Stock, and includes Restricted Stock and Restricted Stock Units, but does not include Options or SARs.
“Stock Based Award Limitations” is as defined in Section 5(d) hereof.
“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

4.
Eligibility. The persons who shall be eligible to receive Awards pursuant to this Plan shall be (a) those Employees and Consultants whom the Committee shall select from time to time and (b) Directors whom the Board shall select from time to time.

5.	Common Stock Available for Awards; Plan and Award Limitations.

(a)
Common Stock Available Under this Plan. Subject to the provisions of the immediately following subsection (b), the maximum number of shares of Common Stock that may be subject to Awards under this Plan is 1,550,000 shares plus the shares remaining available for awards under the Prior Plan as of the Effective Date (the “Maximum Share Limitation”). From and after the Effective Date, no further awards may be made under the Prior Plan.

(b)
Share Counting. Each Stock Award shall be counted against the Maximum Share Limitation as two shares of Common Stock; each Option and SAR shall be counted against the Maximum Share Limitation as one share of Common Stock. The number of shares of Common Stock that are the subject of Awards under this Plan or the Prior Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an Award, and the Maximum Share Limitation shall be increased by the same amount as such Shares were counted against the Maximum Share Limitation (or with respect to Awards granted under the Prior Plan, as one share of Common Stock per share of Common Stock subject to the Award). The number of shares of Common Stock that are the subject of Awards under this Plan or the Prior Plan that are tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the Company’s tax withholding obligations shall not again be available for Awards under this Plan. Notwithstanding the foregoing, Awards granted pursuant to an Award Agreement specifying that such Award will be settled in cash shall not be counted against the limit set forth in Section 5(a).

(c)	Incentive Option Shares. All of the shares of Common Stock that are available for Awards under this Plan are available for grant as Incentive Options.

(d)	Award Limitations. The following limitations shall apply to any Awards made hereunder:

(i)
No Employee or Consultant may be granted, during any calendar year, Awards consisting of Options or SARs that are exercisable for more than 1,000,000 shares of Common Stock, and no Director may be granted, during any calendar year, Awards consisting of Options or SARs that are exercisable for more than 100,000 shares of Common Stock;

(ii)
No Employee or Consultant may be granted, during any calendar year, Stock Awards covering or relating to more than 1,000,000 shares of Common Stock, and no Director may be granted, during any calendar year, Stock Awards covering or relating to more than 50,000 shares of Common Stock (the limitations set forth in this clause (ii), together with the limitations set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Award Limitations”); and

(iii)	No Employee or Consultant may be granted Cash Awards in respect of any calendar year having a value determined on the date of grant in excess of $5,000,000.

(e)	Adjustments. The limitations set forth in this Section 4 are subject to adjustment in accordance with Section 15 hereof.

(f)
Other Actions. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against this Plan maximum as it may deem appropriate. The Board, the Committee and the officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6.	Administration.

(a)
Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Section 6(c) and Section 18 hereof, the Committee may, in its discretion, provide for (i) the extension of the exercisability of an Award, (ii) in the event of a Participant’s death, disability or retirement (in the case of disability and retirement, unless otherwise specified in the relevant grant agreement, as determined in accordance with the applicable policies and procedures of the Company as in effect from time to time) or in the event of a termination of employment by the Company without “Cause” or by the Participant with “Good Reason” (as such terms are defined in an Award Agreement, employment agreement or the Company’s Executive Severance Plan): (A) the acceleration of the date on which any such Award becomes vested or exercisable, as the case may be, (B) the elimination of (or lesser restrictions on) any restrictions contained in an Award, (C) the waiver of any restriction or other provision of this Plan or an Award or (iii) amendment or modification of an Award in any manner that is (A) not materially adverse to the Participant to whom such Award was granted, (B) consented to by such Participant or (C) authorized by Section 15(c) hereof; provided, however, that no such action shall permit the term of any Option or SAR to be greater than ten years from the applicable grant date. For avoidance of doubt, in the event of Change in Control without a subsequent termination of employment, the Committee’s discretion with respect to Awards shall be subject to Section 15(c), rather than this Section 6(a). The Committee may make an Award to an individual who it expects to become an Employee of the Company or any of its Subsidiaries within the six months following the date the Award is made, with such Award being subject to the individual’s actually becoming an Employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b)
Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Section 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the

Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

(c)
Prohibition on Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split‑up, spin‑off, combination, or exchange of shares), the terms of outstanding Options and SARs may not be amended to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

7.
Delegation. The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act and Consultants, subject to Section 6(a) above, to a subcommittee of the Committee or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority. Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8.
Awards. Except as otherwise provided in Section 9 hereof pertaining to Awards to Directors, the Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement in such form as the Committee determines, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change in Control, and shall be issued for and on behalf of the Company. Awards may consist of those listed in this Section 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including this Plan of any acquired entity; provided that, except as contemplated in Section 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR, respectively, with a higher exercise price nor may the exercise price of any Option or SAR be reduced. Subject to accelerated vesting in the event of a Participant’s termination of employment due to death, disability or retirement as provided in Section 6(a) or following a Change in Control as provided in Section 15(c), all Awards shall have a minimum vesting period of one year from the date of grant; provided, however, that Awards with respect to up to five percent of the shares of Common Stock authorized for grant pursuant to this Plan may have a vesting period of less than one year. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other measurements of performance. Upon the termination of employment by a Participant who is an Employee or termination of service by a Participant who is a

Consultant, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

(a)
Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which such Options become exercisable, shall be determined by the Committee. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Nonqualified Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine.

(b)
Stock Appreciation Right. An Award may be in the form of a SAR. The strike price for a SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of a SAR shall not exceed ten years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which such SARs become exercisable, shall be determined by the Committee. As of the date of grant of a SAR, the Committee may specifically designate that the Award will be paid (i) only in cash, (ii) only in Common Stock, or (iii) in such other form or combination of forms as the Committee may elect or permit at the time of exercise.

(c)
Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below.

(d)	Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

(e)
Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified in this Plan.

The Committee shall set Performance Goals in its discretion which, depending on the extent to which such Performance Goals are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(i)
Nonqualified Performance Awards. Performance Awards granted to Employees, Consultants or Directors that are not intended to qualify as qualified performance‑based compensation under Code Section 162(m) shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(ii)
Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance‑based compensation under Code Section 162(m) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre‑established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Goal relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: EBITDA; profit; corporate value measures (including, but not limited to, ethics, compliance, environmental and safety performance); innovation as a percent of total revenue; cost out and pricing initiatives before or after tax net income; earnings per share; book value per share; stock price; return on stockholder’s equity; expense measures (including, but not limited to, overhead cost and general and administrative expense); improvements in capital structure (including, but not limited to, debt to equity ratios, net debt and other leverage measures); profitability of an identifiable business unit or product (including return on investment on new business acquisitions or growth and expansion activities for the year); measures relating to acquisitions, dispositions or customer satisfaction; business growth (percent increase in revenue from year to year); before or after tax profit margins; budget comparisons; total return to stockholders or other shareholder variability metric; market share (percent shares the Company has captured in the market); cash flow measures (including, but not limited to, net cash flow from operating activities and working capital); return measures (including, but not limited to, return on equity, return on assets and return on invested capital); increase in sales volumes; increase in production volume (percent of increase from year to year); increase in productivity yield per acreage; percent of decrease in production costs; customer satisfaction based on a third party survey; decrease costs of delivery of service (e.g. freight costs, costs of loans, reduction of inventory); decrease turnaround time for servicing requests or processing information (e.g. number of days closing, numbers of days accounts payables turnaround time); identification of ways to cut down costs on a long term basis; implementation of new systems, processes, procedures to accomplish better efficiency, reduce current costs, or provide better management information reports; and implementation of improvements in area of accountability and responsibility that has great impact on the management of the business. In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation Section 1.162‑27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Code Section 162(m), and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. Notwithstanding the foregoing, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee's assessment of the business strategy of the Company, any subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent such adjustment causes any Awards intended to qualify as Qualified Performance Awards to cease to be so qualified.

9.	Awards to Directors. Subject to the limitations set forth in Section 5(d) hereof, the Board may grant a Director of the Company one or more Awards and establish the terms thereof in accordance with Section 8 and consistent with the provisions therein for the granting of Awards to Employees and Consultants by the Committee. Any such Award shall be subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Award Agreement. If the Board grants an Award to an individual whom it expects to become a Director within six months following the date of such Award is made, then such Award shall be subject to (among other terms and conditions) the individual actually becoming a Director. Upon the termination of service by a Participant who is a Director, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.

10.	Award Payment; Dividends and Dividend Equivalents.

(a)
General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether such shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restriction Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b)
Dividends, Dividend Equivalents and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award (other than Options and SARs) consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish; provided that no such dividends or Dividend Equivalents shall be paid with respect to unvested Performance Awards. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments, dividends or Dividend Equivalents.

(c)
Deferrals. Amounts payable in respect of Cash Awards to be deferred and paid in accordance with the terms of the Company’s deferred compensation plan that may permit such deferrals (if any), subject to the terms and conditions of such plan as it may be amended from time to time, and provided the Participant is eligible to defer Cash Awards under such plan and such deferrals comply with Section 409A.

11.
Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise involving a broker or dealer approved by the Committee or net-exercise both pursuant to procedures approved by the Committee). Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Section 11.

12.
Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13.
Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend or modify an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by applicable law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options or strike price of SARs, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs or materially modifies the restrictions on the Committee’s authority pursuant to Section 6(a) and 15(c) hereof. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.

14.
Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 14 shall be null and void.

15.	Adjustments.

(a)
The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)
In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, (iii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iv) the exercise or other price in respect of such Awards, (v) the Stock Based Award Limitations, and (vi) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (1) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (2) the exercise or other price in respect of such Awards, (3) the appropriate Fair Market Value and other price determinations for such Awards, (4) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, and (5) the Stock Based Award Limitations to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.

(c)
In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall (i) if available pursuant to the terms of the transaction, provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Code Section 424(a) applies, or (ii), to the extent that Awards cannot be substituted or assumed pursuant to subsection (i) above: (A) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, (B) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof, (C) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share as of such date over the per‑share exercise price for such Option (for the avoidance of doubt, if such exercise price is less than such Fair Market Value, the Option may be canceled for no consideration), or (D) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation. Notwithstanding anything to the contrary in the above, with respect to Performance Awards, the Committee shall only accelerate exercisability, nonforfeitability and transferability of such Awards upon the Change in Control: (x) to the extent of actual achievement of the applicable performance conditions or (y) on a prorated basis for time elapsed in ongoing performance period(s).

(d)
No adjustment authorized by this Section 15 shall be made in such manner that would result in this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such adjustment that may reasonably be expected to result in such failure shall be of no force or effect.

16.
Restrictions. No Common Stock or other form of payment shall be issued or made with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance or other payment will be in compliance with all applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17.
Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

18.	Section 409A.

(a)
Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to avoid imposition of the additional tax, including that any Award subject to 409A held by a specified employee that is settled upon termination of employment (for reasons other than death) shall be delayed in payment until the expiration of six months, and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. Awards made under this Plan are intended to comply with or be exempt from Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A.

(b)
Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. If the Committee determines that a Restricted Stock Unit Award or Cash Award is intended to be subject to Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.

(c)
If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation Section 1.409A‑1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.

19.
Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20.
Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.

21.
Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award.

22.
Usage. Words used in this Plan in the singular shall include the plural and vice versa, and words of one gender shall be construed to include the other gender and the neuter, in each case as the context requires.

23.	Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.

24.
No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be forfeited or otherwise eliminated.

25.	Participants Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the

Company operates or has Employees, Directors or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(i)	Determine which affiliates and Subsidiaries shall be covered by this Plan;

(ii)	Determine which Employees, Directors, and/or Consultants outside the United States are eligible to participate in this Plan;

(iii)	Modify the terms and conditions of any Award granted to Employees, Directors, and/or Consultants outside the United States to comply with applicable foreign laws;

(iv)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 25 by the Committee shall be attached to the Plan document as appendices; and

(v)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

26.
Effective Date. This Plan, as approved by the Board on February 11, 2016, shall be effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board, and no further Awards may be granted under this Plan after the tenth anniversary of the Effective Date or, if earlier, termination by action of the Board, except as to Awards then outstanding under this Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders at the Company’s 2016 annual stockholders meeting to be held on May 18, 2016, or any adjournment or postponement thereof. If the stockholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Prior Plan shall continue in force and effect.

ANNEX B
RECONCILLIATION OF NON-GAAP MEASURES

Adjusted Gross Profit and Adjusted EBITDA
We consider Adjusted Gross Profit, Adjusted EBITDA and Adjusted Diluted Earnings Per Share to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance and/or that of other companies in our industry, including period-to-period comparisons. In addition, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. Adjusted Gross Profit, Adjusted EBITDA and Adjusted Diluted Earnings Per Share have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider any of them in isolation, or as substitutes for analysis of our results under U.S. generally accepted accounting principles (“GAAP”).

	Years ended December 31,
	2015	2014	2013
	(in thousands, except per share data)
Adjusted Gross Profit (1) (2)	$279,540	$257,936	$260,625
Adjusted EBITDA (1) (3)	$166,817	$147,194	$140,906
Adjusted Diluted Earnings Per Share (1) (2)	$2.02	$1.16	$1.20
__________________________________________________

(1)
Although we report our financial results using the FIFO basis of accounting, as part of our pricing strategy, we measure our business performance using the estimated current replacement cost (“ECRC”) of our inventory and cost of goods sold. We maintain our perpetual inventory in our global enterprise resource planning system, where the carrying value of our inventory is determined using FIFO. At the beginning of each month, we determine the ECRC of our raw materials for that particular month, and using the same perpetual inventory system that we use to manage inventory and therefore costs of goods sold under FIFO, we revalue our ending inventory to reflect the total cost of such inventory as if it was valued using the ECRC. The result of this revaluation from FIFO creates the spread between FIFO and ECRC. With inventory valued under FIFO and ECRC, we then have the ability to report cost of goods sold and therefore Adjusted Gross Profit, Adjusted EBITDA and Adjusted Diluted Earnings Per Share under both our FIFO convention and ECRC.

(2)
Adjusted Gross Profit is gross profit net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As a measure of our performance, Adjusted Gross Profit and Adjusted Diluted Earnings Per Share are limited because they often vary substantially from gross profit and diluted earnings per share calculated in accordance with US GAAP.

(3)	EBITDA represents net income before interest, taxes, depreciation and amortization. Limitations for EBITDA as an analytical tool include the following:

•	EBITDA does not reflect the significant interest expense on our debt;

•	EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets;

•
EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and

•	other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.
Adjusted EBITDA is EBITDA net of the impact of the spread between the FIFO basis of accounting and ECRC and net of the impact of items we do not consider indicative of our ongoing operating performance. We explain how each adjustment is derived and why we believe it is helpful and appropriate in the reconciliation below. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to the limitations applicable to EBITDA described above, as well as the following limitations:

•
due to volatility in raw material price, Adjusted EBITDA may, and often does, vary substantially from EBITDA, net income and other performance measures, including net income calculated in accordance with US GAAP; and

•
Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements.

Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures. We compensate for the above limitations by relying primarily on our GAAP results and using Adjusted Gross Profit, Adjusted EBITDA and Adjusted Diluted Earnings Per Share only as supplemental measures.
We reconcile Gross Profit to Adjusted Gross Profit as follows:

	Years ended December 31,
	2015	2014	2013
	(in thousands)
Gross profit	$228,656	$237,067	$225,832
Add (deduct):
Restructuring and other charges (a)	159	651	218
Production downtime (b)	(474)	9,905	3,506
Impairment of spare parts inventory (c)	—	430	—
Non-cash compensation expense (d)	541	628	332
Spread between FIFO and ECRC	50,658	9,255	30,737
Adjusted gross profit	$279,540	$257,936	$260,625
____________________________________________________

(a)	Employee severance costs and other restructuring related charges.

(b)
In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime. In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2013, production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation.

(c)	Impairment of spare parts inventory associated with the coal-burning boilers which were decommissioned in 2015.

(d)	Represents non-cash expense related to equity compensation plans.

We reconcile consolidated net income (loss) to EBITDA, and Adjusted EBITDA as follows:

	Years ended December 31,
	2015	2014	2013
	(in thousands)
Net income (loss) attributable to Kraton	$(10,535)	$2,419	$(618)
Net loss attributable to noncontrolling interest	(1,994)	(1,209)	(357)
Consolidated net income (loss)	(12,529)	1,210	(975)
Add (deduct):
Interest expense, net	24,223	24,594	30,470
Income tax expense (benefit)	6,943	5,118	(3,887)
Depreciation and amortization	62,093	66,242	63,182
EBITDA	$80,730	$97,164	$88,790
Add (deduct):
Retirement plan charges (a)	792	399	—
Restructuring and other charges (b)	1,729	2,953	815
Transaction and acquisition related costs (c)	20,846	9,585	9,164
Impairment of long-lived assets (d)	—	4,731	—
Impairment of spare parts inventory (e)	—	430	—
Production downtime (f)	(593)	10,291	3,506
KFPC startup costs (g)	3,640	1,911	—
Non-cash compensation expense (h)	9,015	10,475	7,894
Spread between FIFO and ECRC	50,658	9,255	30,737
Adjusted EBITDA	$166,817	$147,194	$140,906
_________________________________________________

(a)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general, and administrative expenses.

(b)	Employee severance, professional fees, and other restructuring related charges which are primarily recorded in selling, general, and administrative expenses.

(c)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general, and administrative expenses. In 2015, charges are primarily related to the acquisition of Arizona Chemical. In 2014 and 2013, charges are primarily related to the terminated Combination Agreement with LCY.

(d)
The charge recognized in 2014 includes $2.4 million related to engineering and design assets for projects we determined were no longer economically viable, $1.4 million related to information technology and office assets associated with fourth quarter restructuring activities, and $0.9 million related to other long-lived assets.

(e)	Impairment of spare parts inventory associated with the coal-burning boilers which were decommissioned in 2015 which is recorded in cost of goods sold.

(f)
In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold. In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility, of which

$9.9 million is recorded in cost of goods sold and $0.4 million is recorded in selling, general, and administrative expenses. In 2013, production downtime at our Belpre, Ohio, facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold.

(g)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(h)
Represents non-cash expense related to equity compensation plans. We had historically recorded these costs in selling, general and administrative expenses; however, beginning in the second quarter of 2013, a portion of these costs were recorded in cost of goods sold and research and development expenses. In 2015, $7.8 million, $0.7 million and $0.5 million, in 2014, $9.0 million, $0.9 million and $0.6 million, and in 2013, $7.1 million, $0.5 million, and $0.3 million were recorded in selling, general, and administrative expenses, research and development expenses, and cost of goods sold, respectively.

We reconcile GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share as follows:

	Years ended December 31,
	2015	2014	2013
	(in thousands)
GAAP earnings (loss)	$(0.34)	$0.07	$(0.02)
Retirement plan charges (a)	0.03	0.01	—
Restructuring and other charges (b)	0.05	0.08	0.02
Transaction and acquisition related costs (c)	0.67	0.29	0.28
Impairment of long-lived assets (d)	—	0.14	—
Impairment of spare parts inventory (e)	—	0.01	—
Production downtime (f)	(0.02)	0.31	0.11
KFPC startup costs (g)	0.05	0.02	—
Change in valuation allowance (h)	—	(0.05)	(0.31)
Settlement of interest rate swap (i)	—	—	0.02
Write-off of debt issuance cost (j)	—	—	0.16
Spread between FIFO and ECRC	1.58	0.28	0.94
Adjusted Earnings	$2.02	$1.16	$1.20
_________________________________________________

(a)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general and administrative expenses.

(b)	Employee severance, professional fees and other restructuring related charges which are primarily recorded in selling, general and administrative expenses.

(c)
Charges related to the evaluation of acquisition transactions which are recorded in selling, general and administrative expenses. In 2015, charges are primarily related to the Arizona Chemical Acquisition. In 2014 and 2013, charges are primarily related to the terminated Combination Agreement with LCY.

(d)
The charge recognized in 2014 includes $2.4 million related to engineering and design assets for projects we determined were no longer economically viable, $1.4 million related to information technology and office assets associated with fourth quarter restructuring activities, and $0.9 million related to other long-lived assets.

(e)	Impairment of spare parts inventory associated with the coal-burning boilers which were decommissioned in 2015 which is recorded in cost of goods sold.

(f)
In 2015, the reduction in costs is due to insurance recoveries related to the Belpre production downtime, which are primarily recorded in cost of goods sold. In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility, of which

$9.9 million is recorded in cost of goods sold and $0.4 million is recorded in selling, general and administrative expenses. In 2013, production downtime at our Belpre, Ohio, facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold.

(g)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(h)	Income tax benefit related to a portion of the change in our valuation allowance for deferred tax assets.

(i)	Interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.

(j)	Interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.